UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒                         Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LUNA INNOVATIONS INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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1 Riverside Circle, Suite 400

Roanoke, Virginia 24016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2011

To the Stockholders of Luna Innovations Incorporated:

Notice is hereby given that the Annual Meeting of Stockholders of Luna Innovations Incorporated (the “Company”) will be held at the Roanoke Higher Education Center, Claude Moore Education Complex, 109 North Henry Street, Roanoke, Virginia 24016 on Tuesday, May 24, 2011, at 9:00 a.m. EDT for the following purposes:

1.	To elect three individuals to serve as Class II members of the Company’s board of directors to hold office until the 2014 annual meeting of stockholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD. WE URGE YOU NOT TO VOTE FOR ANY INDIVIDUALS WHO MAY BE NOMINATED BY ANYONE OTHER THAN THE BOARD OF DIRECTORS AND NOT TO EXECUTE ANY PROXY CARD OTHER THAN THE WHITE PROXY CARD.

2	To ratify the appointment by the audit committee of the board of directors of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

3.	If properly presented at the annual meeting, to vote on a stockholder proposal to amend our bylaws to fix the size of the Board of Directors at seven (7) members and remove the Board’s ability to change the size of the Board (the “Bylaw Proposal”). THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE BYLAW PROPOSAL.

4.	To transact any other business that is properly brought before the meeting or any adjournment or postponement thereof.

Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

Stockholders of record at the close of business on April 8, 2011 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. The presence, in person or by proxy, of shares of the Company’s common stock representing a majority of shares of the Company’s common stock issued and outstanding on the Record Date will be required to establish a quorum at the annual meeting.

Your vote is important. Please sign, date and return the enclosed WHITE proxy card as soon as possible, or vote by telephone or on the Internet as instructed in these materials, to make sure that your shares are represented at the annual meeting. If you are a stockholder of record of the Company’s common stock, you may cast your vote by proxy or in person at the annual meeting. If your shares are held of record by a brokerage firm, bank or other nominee, you must obtain a proxy issued in your name from that record holder and should instruct the record holder as to how to vote your shares.

Dr. Kent Murphy, one of the Company’s directors, has provided notice to the Company that, at the annual meeting, he intends to nominate two candidates for election as directors, to submit the Bylaw Proposal and to solicit proxies for use at the annual meeting to vote in favor of his two nominees for director in opposition to the Board of Directors’ nominees, and in favor of the Bylaw Proposal. The Board of Directors believes that these actions are not in your best interest and urges you not to sign or return any proxy card that Dr. Kent Murphy may send you.

If you wish to vote your shares in support of the Board of Directors’ nominees please vote only using the enclosed WHITE proxy card. Discard any proxy cards that are sent to you by Dr. Kent Murphy. The Board of Directors urges you not to sign, return or vote any proxy cards sent to you by Dr. Kent Murphy even as a vote of protest because a submission of Dr. Murphy’s proxy card will revoke your previously voted WHITE proxy card in support of the Board of Directors’ nominees. You can revoke any of Dr. Murphy’s proxy cards previously signed by you by completing, dating, signing and returning the WHITE proxy card in the enclosed envelope.

If you have any questions or need assistance in voting your shares, please contact the firm assisting the Board of Directors in the solicitation of proxies:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

proxy@mackenziepartners.com

or

CALL TOLL FREE (800) 322-2885

By Order of the Board of Directors,

/s/ Talfourd H. Kemper, Jr.
Talfourd H. Kemper, Jr.
Vice President, General Counsel and Secretary

Roanoke, Virginia

April 18, 2011

You are cordially invited to attend the annual meeting. Whether or not you plan to attend in person, please complete, sign, date and return the accompanying WHITE proxy card in the enclosed envelope, or vote by telephone or on the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to be held on May 24, 2011: The Proxy Statement and Annual Report to Stockholders are available at http://www.ViewOurMaterial.com/luna.

LUNA INNOVATIONS INCORPORATED

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

MAY 24, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished to the stockholders of Luna Innovations Incorporated (the “Company,” “we,” “us,” or “our”) in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on May 24, 2011 at 9:00 a.m. EDT at the Roanoke Higher Education Center, Claude Moore Education Complex, 109 North Henry Street, Roanoke, Virginia 24016 for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.”

A copy of our Annual Report to Stockholders, which includes our annual report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission, together with this proxy statement and accompanying WHITE proxy card, is expected to be mailed on or about April 18, 2011 to our stockholders of record as of the close of business on April 8, 2011 (the “Record Date”). Those materials are also available at http://www.ViewOurMaterials.com/luna.

This solicitation is made on behalf of our board of directors, and we will pay the costs of solicitation. In addition to the proxy materials you receive, our directors, officers and employees and MacKenzie Partners, a proxy solicitation firm, may also solicit proxies on behalf of our board of directors by telephone, in person or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but MacKenzie Partners will be paid a fee of approximately $75,000, plus out-of-pocket expenses, for soliciting proxies. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending our proxy material to our stockholders. Our principal executive offices are located at 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016, and our telephone number is (540) 769-8400.

We have received notice from Dr. Kent Murphy, our founder and a member of our board of directors, of his intention to nominate two individuals for election to our board of directors at the annual meeting. Dr. Murphy has also indicated his intention to submit a proposal at the annual meeting to amend our bylaws in order to fix the number of directors at seven (7) and to eliminate the power of the board of directors to fix the number of directors, as more fully described on page 22.

Dr. Murphy’s nominees have NOT been endorsed by our board of directors, and we urge stockholders NOT to vote any proxy card that you may receive from Dr. Murphy. Our board of directors urges you to vote FOR our nominees for director, Warner Dalhouse, John B. Williamson, III and Michael W. Wise.

We are not responsible for the accuracy of any information provided by or relating to Dr. Murphy contained in any proxy solicitation materials filed or disseminated by him or on his behalf, or any other statements that he may otherwise make. Dr. Murphy will choose which stockholders receive his proxy solicitation materials.

Shares Entitled to Vote and Quorum Requirement

Our outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Stockholders of record of our common stock at the close of business on the Record Date are entitled to notice of, and to vote at, our 2011 annual meeting of stockholders. A list of our stockholders will be available for review at our principal executive offices during regular business hours for a period of ten days prior to the annual meeting. As of the close of business on April 8, 2011, 13,622,452 shares of our common stock were issued and outstanding; therefore, the presence at the meeting, in person or by proxy, of at least 6,811,227 shares of common stock will constitute a quorum. Each share of common stock owned as of the Record Date is entitled to one vote. If there is no quorum, holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Voting Procedures

Stockholders of record may vote by (i) completing and returning the enclosed proxy card prior to the meeting, (ii) voting over the telephone, (iii) voting on the Internet, (iv) voting in person by ballot at the meeting, or (v) submitting a signed proxy card at the meeting.

A WHITE proxy card is enclosed for your use. We ask that you carefully review, complete, sign, date and return the WHITE proxy card in the accompanying envelope, which is postage prepaid if mailed in the United States.

If you return a signed and dated WHITE proxy card without marking voting selections, then unless there are different instructions on the proxy, all shares represented by valid proxies (and not subsequently revoked before they are voted) will be voted at the meeting FOR the election of the three director nominees listed in Proposal No. 1, FOR the ratification of the appointment of our independent registered public accounting firm in Proposal No. 2 and AGAINST the Bylaw Proposal in Proposal No. 3. With respect to any other business that may properly come before the annual meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

Instead of submitting your vote by mail, you may vote by telephone or Internet. Please note that there may be separate telephone and Internet arrangements depending on whether you are a stockholder of record (that is, if you hold your stock in your own name) or you hold your shares in street name. In either case, you must follow the procedures described on the WHITE proxy card.

In order to vote by telephone or Internet, please have the enclosed WHITE proxy card available for reference, and call the number or visit the website listed on the WHITE proxy card and follow the instructions. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. There is no cost associated with casting your vote online. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

The persons named as attorneys-in-fact to vote the proxies, Dale E. Messick and Talfourd H. Kemper, Jr., were selected by the board of directors and are executive officers of the Company. All properly executed proxies returned in time to be counted at the annual meeting will be voted.

All votes cast at the annual meeting will be tabulated by the persons appointed by our board of directors to act as inspectors of election for the meeting. The inspectors of election will separately count, for the election of directors, votes “For,” “Withhold” and “broker non-votes,” and with respect to Proposal Nos. 2 and 3, votes “For” and “Against,” abstentions and “broker non-votes.” Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals and elections of directors, even if not contested. Even though our common stock is listed on the NASDAQ Capital Market, the NYSE rules apply to brokers who are NYSE members voting on matters being submitted to stockholders at our annual meeting.

Abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted towards the vote total for Proposal Nos. 2 and 3 and will have the same effect as “Against” votes. Broker non-votes have no effect and are not included in the tabulation of voting results on Proposal Nos. 1 and 2 but will have the same effect as “Against” votes on Proposal No. 3.

The director nominees listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. The three nominees receiving the most “For” votes will be elected. The appointment of our independent registered public accounting firm listed in Proposal No. 2 will be ratified if a majority of shares present or represented by proxy at the meeting and entitled to vote thereon vote FOR such proposal. The affirmative vote of the holders of two-thirds of the stock issued and outstanding and entitled to vote at the annual meeting is required to approve Proposal No. 3, the Bylaw Proposal.

Your vote is important. Accordingly, please carefully review, complete, sign, date and return the enclosed WHITE proxy card, or vote over the telephone or on the Internet, whether or not you plan to attend the annual meeting in person.

You may revoke your proxy at any time before it is actually voted at the meeting either by signing and submitting a new proxy card with a later date or by attending the annual meeting and voting in person. You may also grant a subsequent proxy by telephone or on the Internet. Your most recently submitted proxy card or telephone or Internet proxy is the one that will be counted. Merely attending the meeting, however, will not revoke your submitted proxy unless you vote at the meeting, which will have the effect of revoking your proxy. You may also send a timely written notice that you are revoking your proxy to our Corporate Secretary at 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016. If you hold shares through a bank or brokerage firm, you should have received a proxy card and voting instructions with these proxy materials, and you must contact the bank or brokerage firm directly to revoke any prior voting instructions. If you hold shares through a bank or brokerage firm, then you are not the stockholder of record and you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Results of Voting

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the annual meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General Information

Our board of directors is divided into three classes (Class I, Class II and Class III) with staggered three-year terms. Each class consists, as nearly as possible, of one-third of the total number of directors. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The board of directors currently has seven members, including three Class II directors whose terms expire at the 2011 annual meeting. One of these directors, N. Leigh Anderson, has not been nominated for re-election at the annual meeting, and his term will expire upon the election of his successor at the annual meeting. The terms of the Class III and Class I directors will expire at the 2012 and 2013 annual meetings of the stockholders, respectively. The Class III and Class I directors will continue to serve their respective terms.

Our board of directors has nominated Warner Dalhouse, John B. Williamson, III and Michael W. Wise to serve as Class II directors for a three-year term expiring at the 2014 annual meeting of stockholders and until their successors have been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Messrs. Dalhouse and Williamson are currently directors of the Company who were appointed in January 2010 to fill vacancies existing at that time. Mr. Williamson was originally recommended to our Nominating and Governance Committee by our previous Chairman and CEO, Kent Murphy. Mr. Dalhouse was originally recommended to our Nominating and Governance Committee by a non-management director and an executive officer. Mr. Wise was recommended to the Nominating and Governance Committee by a non-management director.

Directors are elected by a plurality of the votes of shares present in person or represented by proxy and entitled to vote on the election of directors. Proxies cannot be voted for more than three nominees. The three nominees receiving the highest number of “For” votes will be elected. Only votes “For” and “Withheld” will affect the outcome. Broker non-votes will have no effect on this proposal. Shares represented by executed proxies will be voted “For” the election of the three nominees recommended by the board of directors unless the proxy is marked in such a manner so as to withhold authority to vote. If any of the nominees is unable or unexpectedly declines to serve as director, the board of directors may designate another nominee to fill the vacancy, and the proxy will be voted for that nominee. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

The names of the three nominees for director and of our other directors whose terms will continue after the annual meeting, their ages as of April 1, 2011, and certain other information about them are set forth below. Kent Murphy and Edward Murphy are not related. There are no family relationships among our directors or executive officers.

Name of Nominees	Age	Position(s)	Director Since
Michael W. Wise	60	Director nominee	N/A

Warner Dalhouse	76	Director	2010

John B. Williamson, III	56	Director	2010

Names of the Incumbent Directors with Terms Continuing After 2011 Annual Meeting	Age	Position(s)	Director Since

Kent A. Murphy, Ph.D.	52	Vice Chairman of the Board of Directors	1990

Edward G. Murphy, M.D.	55	Director	2005

Jonathan M. Cool	52	Director	2010

Richard W. Roedel	61	Chairman of the Board of Directors	2005

Our Nominating and Governance Committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the committee views as critical to effective functioning of the board. The brief biographies below include information, as of the date of this proxy statement, relating to the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the committee to believe that the nominee or director should serve or continue to serve, as applicable, on the board.

Class II Director Nominees for Election for a Three-Year Term Expiring at the 2014 Annual Meeting of Stockholders

Michael W. Wise, age 60, is a nominee of our board of directors. Mr. Wise currently serves as the Chief Financial Officer of Corvesta, Inc., an insurance and technology holding company, and Chief Financial Officer of its subsidiary Delta Dental of Virginia. Mr. Wise serves on the boards of directors and as treasurer of several additional Corvesta portfolio companies, including Mercury Data Exchange, a technology company providing electronic data interchange solutions to insurance payers, provider practices, practice management system vendors and healthcare clearinghouses in the dental industry; Corvesta Life Insurance Company, a life and health insurance company; and Corvesta Services Software Solutions India, an offshore information technology services company. Prior to joining Delta Dental of Virginia as its Chief Financial Officer in 1996, Mr. Wise owned and managed several small businesses. He also currently serves and has in the past served on numerous boards of directors of local non-profit organizations. The Nominating and Governance Committee believes that Mr. Wise’s accounting and financial background, his experience in funding and managing technology companies through growth periods, his experience as an entrepreneur and his local and community leadership will enable him to make valuable contributions to the board of directors. Mr. Wise is also one of our largest stockholders, which the committee believes evidences his commitment to the long-term interests of our stockholders. He received B.S. degree in Business Administration – Accounting from West Virginia University and was previously a Certified Public Accountant.

Warner Dalhouse, age 76, has served as a member of our board of directors since January 2010. Prior to his retirement, he was Chairman and Chief Executive Officer of Dominion Bankshares Corporation, which later became First Union National Bank of Virginia. He currently serves as a director and chairman of the corporate governance committee of HomeTown Bankshares Corporation, a publicly held local bank, as well as a director of Carilion Clinic, formerly known as Carilion Health System, a not-for-profit healthcare organization that is our largest stockholder, and the Virginia Tech Carilion School of Medicine. The Nominating and Governance Committee believes that Mr. Dalhouse’s local leadership, extensive executive and director experience, banking background and compensation committee experience will allow him to continue to make valuable contributions to the board of directors. He received a B.S. degree in Commerce from the University of Virginia and attended the Rutgers University Stonier Graduate School of Banking.

John B. Williamson, III, age 56, has served as a member of our board of directors since January 2010. He has served as Chairman and Chief Executive Officer of RGC Resources, Inc., a publicly held energy distribution and services holding company, since 2003. Mr. Williamson is a member of the boards of directors of Botetourt Bankshares, Inc., a publicly held local bank; Optical Cable Corporation, a publicly held optical fiber manufacturer, where he serves as the chairman of the audit committee; Corning Natural Gas Corporation, a publicly held natural gas company, where he serves on the audit and compensation committees; and he was formerly a board member of NTELOS, Inc., a publicly held telecommunications company, where he also served as chairman of the audit committee. Mr. Williamson formerly served in government executive capacities including as County Administrator for Botetourt and Nelson Counties in Virginia. The Nominating and Governance Committee believes that Mr. Williamson’s public company CEO experience, his experience as audit committee chairman of other public companies and his local and community leadership will enable him to continue to make valuable contributions to the board of directors. He earned a bachelor’s degree in business administration and management from Virginia Commonwealth University and an M.B.A. degree from the College of William and Mary.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” EACH NAMED NOMINEE.

Class II Director with Term Expiring at the 2011 Annual Meeting

N. Leigh Anderson, Ph.D., age 61, has served as a member of our board of directors since 2006. Since 2002, Dr. Anderson has served as the Chief Executive Officer of the Plasma Proteome Institute, a non-profit biomedical scientific research institute in Washington, D.C., of which he is also a founder. From 2001 to 2002, Dr. Anderson served as the Chief Scientific Officer and a member of the board of directors of Large Scale Biology Corporation, a public biotechnology company. Dr. Anderson also served as a member of the board of directors and a member of the audit committee of Dade Behring Holdings, Inc., a publicly held medical diagnostics equipment manufacturer, from 2002 until its acquisition by Siemens AG in 2007. Dr. Anderson earned a B.A. degree in physics from Yale University and a Ph.D. in molecular biology from Cambridge University.

Class III Directors Continuing in Office Until the 2012 Annual Meeting

Jonathan M. Cool, age 52, has served as a member of our board of directors since January 2010. Since 2008, he has acted as an independent strategic consultant, and since 2006, Mr. Cool has been the Managing Director and founder of Emerging Economies Health Care Fund, working to create a private equity fund targeting investment in, and management of, private sector health care opportunities in the United States. In 2001, Mr. Cool co-founded, and until 2005 served as Managing General Partner of, Foundation Medical Partners, a healthcare venture capital fund affiliated with the Cleveland Clinic. Prior to this, Mr. Cool gained operating experience in management positions at a number of medical device, diagnostic and biopharmaceutical companies, including BioDTX, Inc. from 1998 to 2001, gene/Networks, Inc. from 1997 to 1998, Human Genome Sciences, Inc. from 1994 to 1997, and Molecular Devices Corporation from 1985 to 1991. Mr. Cool served on the boards of directors at CardioNet, Inc., a publicly held biotechnology company, from 2002 to 2005, and Immunicon Corp., a publicly held life sciences company, from 2002 to 2008. He earned a B.S. degree in human biology from Stanford University and an M.B.A. degree from Harvard University. The Nominating and Governance Committee believes that Mr. Cool’s broad scientific background, management and operating experience and strategic vision in the healthcare technology industry make him a valuable member of the board of directors.

Richard W. Roedel, age 61, has served as a member of our board of directors since 2005 and as chairman of our board of directors since January 2010. Mr. Roedel also serves as a director of publicly held companies Brightpoint, Inc., IHS, Inc., Sealy Corporation, Lorillard, Inc. and Six Flags Entertainment Corporation. Mr. Roedel is chairman of the audit committees of Brightpoint, Sealy and Lorillard as well as a member of the audit committee of IHS and Six Flags. Mr. Roedel also serves as the lead independent director of Lorillard. He is also a director of the Association of Audit Committee Members, Inc., a not-for-profit organization dedicated to strengthening audit committees, and Broadview Network Holdings, Inc., a private company with publicly traded debt. Mr. Roedel was a director and chairman of the audit committee of Dade Behring Holdings, Inc. from 2002 until 2007 when Dade was acquired by Siemens AG. Mr. Roedel served in various capacities at Take-Two Interactive Software, Inc. from 2002 until 2005, including chairman and chief executive officer. From 1971 through 2000, he was employed by BDO Seidman LLP, becoming an audit partner in 1980, later being promoted in 1990 to managing partner in Chicago and then managing partner in New York in 1994, and finally, in 1999, to chairman and chief executive officer. Mr. Roedel holds a B.S. in accounting from The Ohio State University and is a certified public accountant. The Nominating and Governance Committee believes that Mr. Roedel’s public accounting experience and his status as an authority on issues facing audit committees, his extensive service on public company boards and committees and his deep familiarity with our company make him a valuable member of the board of directors.

Class I Directors Continuing in Office Until the 2013 Annual Meeting

Edward G. Murphy, M.D., age 55, has served as a member of our board of directors since 2005. Since 2001, Dr. Murphy has served as President and Chief Executive Officer of Carilion Clinic, where he previously served as Executive Vice President and Chief Operating Officer since joining Carilion in 1998. In March 2011, Dr. Murphy announced that he intends to step down as President and Chief Executive Officer of Carilion Clinic in June 2011 to work with TowerBrook Capital Partners L.P., a New York- and London-based investment firm, and to become chairman of Sound Physicians, a provider of hospitalist physician services, The Nominating and Governance Committee believes that Dr. Murphy’s scientific expertise, local leadership, industry background and experience as a chief executive officer of a healthcare system all position him to make an effective contribution to the medical and scientific understanding of the board, which the committee believes to be particularly important as we accelerate our product development efforts. Dr. Murphy holds a B.S. degree in biochemistry and economics from the University of New York at Albany and an M.D. from Harvard Medical School and serves on the faculty of the Virginia Tech Carilion School of Medicine.

Kent A. Murphy, Ph.D., age 52, founded our company in 1990 and served as our President until May 2010 and as our Chief Executive Officer until August 2010. Dr. Murphy served as chairman of our board of directors from 1992 to January 2010, continues to be a member of our board of directors and was appointed to the newly created position of vice chairman of the board in August 2010. The Nominating and Governance Committee believes that Dr. Murphy’s prior history as our founder and chief executive officer and his long tenure as an officer and director, along with his depth and breadth of scientific knowledge in critical areas, brings to the board of directors an extensive knowledge of our company and scientific understanding. Dr. Murphy received a Ph.D. in electrical engineering from Virginia Polytechnic Institute and State University (Virginia Tech) and was formerly a tenured professor in Virginia Tech’s Bradley Department of Engineering, where he filed over 35 patent applications.

Information Concerning Possible Competing Nominations

On January 18, 2011, Dr. Kent Murphy sent a notice to us indicating that he intends to nominate two nominees to our board of directors at the annual meeting. We do not know if Dr. Murphy will pursue such nominations. If you receive proxy materials from Dr. Murphy, we urge you not to sign, return or vote his proxy card.

If you wish to vote your shares in support of the board of directors’ nominees above, please vote only using the enclosed WHITE proxy card. Discard any proxy cards that are sent to you by Kent Murphy. The board of directors urges you not to sign, return or vote any proxy cards sent to you by Dr. Murphy, even as a vote of protest because a submission of Dr. Murphy’s proxy card will revoke your previously voted WHITE proxy card in support of the board of directors’ nominees. You can revoke any of Dr. Murphy’s proxy cards previously signed by you by completing, dating, signing and returning the WHITE proxy card in the enclosed envelope.

Independence of the Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with legal counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director or director nominee, or any of his family members, and the Company, its senior management and its independent auditors, our board of directors has affirmatively determined that the following five current directors are independent within the meaning of the applicable NASDAQ listing standards:

Dr. Anderson, Mr. Dalhouse, Mr. Williamson, Mr. Cool and Mr. Roedel. The Board has also affirmatively determined that Mr. Wise, the Board’s nominee for director, is independent within the meaning of the applicable NASDAQ listing standards. In making these determinations, the board found that none of the these directors or nominees for director had a material or other disqualifying relationship with the Company. Dr. Kent Murphy, the Company’s former President and Chief Executive Officer, is not independent by virtue of his prior employment with us through August 2010. The board of directors has not made an affirmative determination as to the independence of Dr. Edward Murphy, who is currently the President and Chief Executive Officer of Carilion Clinic, our largest stockholder.

Board Leadership Structure

In January 2010, our board of directors designated an independent non-executive Chairman, Mr. Roedel, who has authority, among other things, to call and preside over board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the board. Accordingly, the non-executive Chairman has substantial ability to shape the work of the board. We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the board in its oversight of our business and affairs. In addition, we believe that having an independent non-executive Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board to monitor whether management’s actions are in the best interests of the Company and our stockholders. As a result, we believe that having an independent non-executive Chairman can enhance the effectiveness of the board as a whole.

Role of the Board in Risk Oversight

One of the board’s key functions is informed oversight of our risk management process. The board does not have a standing risk management committee, but rather administers this oversight function directly through the board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Governance Committee monitors the effectiveness of our corporate governance policies, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Information Regarding Certain Committees of the Board of Directors

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Our board of directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time as appropriate. Our board of directors has delegated various responsibilities and authority to these committees as generally described below. The committees regularly report on their activities and actions to the full board of directors. Each of these committees of our board of directors has a written charter approved by our board of directors. In January 2010, our board also established a Strategy Committee to focus on our long-term strategy.

The following table provides the membership information for 2010 for each of the Audit, Compensation and Nominating and Governance committees:

Name	Audit	Compensation	Nominating and Governance
Kent A. Murphy, Ph.D.
Edward G. Murphy, M.D.
N. Leigh Anderson, Ph.D.	X	X
Warner Dalhouse		X*	X
John B. Williamson, III	X*	X	X
Jonathan M. Cool
Richard W. Roedel	X	X(1)	X*

*	Committee Chairman
(1)	Mr. Roedel resigned from the Compensation Committee effective January 22, 2010.

Audit Committee

The Audit Committee of our board of directors recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements, and consults with and reviews the services provided by our independent auditors, including the results and scope of their audit.

The Audit Committee is currently composed of Mr. Williamson, Mr. Roedel and Dr. Anderson. Mr. Williamson is the chairman of the committee. The Audit Committee met seven times, including telephonic meetings, during 2010.

The board of directors reviews the NASDAQ listing standards definition of independence for audit committee members on an annual basis and has determined that each member of the Audit Committee is independent within the meaning of the requirements of the Sarbanes-Oxley Act of 2002 and applicable SEC and NASDAQ rules, including Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing rules. The board of directors has also determined that each of Messrs. Roedel and Williamson qualifies as an audit committee financial expert, as currently defined under applicable SEC rules. In reaching this determination, the Board made a qualitative assessment of the level of knowledge and experience of Messrs. Roedel and Williamson based on a number of factors, including their formal education and extensive experience at an executive and audit committee level and, in Mr. Roedel’s case, his professional experience as a certified public accountant.

The Audit Committee operates under a written charter adopted by the board of directors, which is available in the “Investor Relations” section of our website at www.lunainnovations.com.

Compensation Committee

The Compensation Committee of our board of directors reviews and implements changes to the compensation and benefits for our executive officers, administers our stock plans, and establishes and reviews general policies relating to compensation and benefits for certain of our officers.

The Compensation Committee is currently composed of Mr. Dalhouse, Dr. Anderson and Mr. Williamson. Mr. Dalhouse serves as the chairman of the committee. The Compensation Committee met five times in 2010.

Each member of the Compensation Committee is independent within the meaning of applicable NASDAQ listing rules.

The Compensation Committee operates under a written charter adopted by the board of directors, which is available in the “Investor Relations” section of our website at www.lunainnovations.com.

Nominating and Governance Committee

The Nominating and Governance Committee of our board of directors is responsible for reviewing the appropriate size, function and needs of the board of directors, establishing criteria for evaluating and selecting new members of the board, identifying and recommending qualified director nominees to the board for approval and monitoring and making recommendations to the board of directors on matters relating to corporate governance. The Nominating and Governance Committee met eight times during 2010.

The Nominating and Governance Committee currently consists of Messrs. Roedel, Dalhouse and Williamson. Mr. Roedel serves as chairman of the committee. All members of the Nominating and Governance Committee are independent within the meaning of applicable NASDAQ listing rules.

The Nominating and Governance Committee operates under a written charter adopted by the board of directors, which is available in the “Investor Relations” section of our website at www.lunainnovations.com.

Board of Directors and Committee Meeting Attendance

Our board of directors met 11 times, including telephonic meetings, during the year ended December 31, 2010. Each of our directors who served in 2010 attended at least 75% of the aggregate number of meetings held by the board of directors and by the committees of the board of directors on which he served. Several of the board meetings during 2010 related to the addition of three new directors in January 2010 and to changes in our executive management team during 2010; we do not currently expect that the frequency of board meetings will continue at this level in future years.

Independent members of the board of directors regularly meet in executive session without management present.

Annual Meeting Attendance

Our policy is to invite and encourage all directors to attend the annual meeting of stockholders, if possible. All of our members of our board of directors who were serving at the time of our 2010 annual meeting of stockholders attended that meeting.

Director Nomination Process

Our Nominating and Governance Committee identifies director nominees by first evaluating the current members of the board of directors willing to continue in service. Current members with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination. If any member of the board of directors does not wish to continue in service, or the committee or board of directors decides not to nominate a member for re-election, the committee identifies the desired skills and experience of a new nominee. Current members of the board of directors and senior management are then polled for their recommendations. To date, we have not engaged third parties to identify or evaluate potential nominees, but the committee may do so in the future.

The Nominating and Governance Committee will also consider nominees recommended by stockholders, and any such recommendations should be forwarded to our Corporate Secretary in writing at our executive offices as identified in this proxy statement. Such recommendations should include the following information:

•	the name, age, business address and residence address of the proposed candidate;

•	the principal occupation or employment of the proposed candidate;

•	the class and number of shares of our stock which the proposed candidate beneficially owns;

•	a description of all arrangements or understandings between the stockholder making the recommendations and each director nominee;

•	any information reasonably necessary to determine whether the director candidate meets SEC and NASDAQ independence standards; and

•

any other information relating to such director candidate that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required pursuant to Regulation 14A under the Exchange Act (including without limitation such nominee’s written consent to being named in any proxy statement as a nominee and to serve as a director if elected).

Such recommendations should be provided at least 120 days prior to the anniversary date of the mailing of our proxy statement for the previous annual meeting of stockholders. The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth below, based on whether or not the candidate was recommended by a stockholder.

The Nominating and Governance Committee evaluates individual director candidates based upon a number of criteria, including:

•	a high degree of personal and professional integrity;

•	commitment to promoting the long-term interests of our stockholders;

•

broad general business experience and acumen, which may include experience in management, finance, marketing and accounting, with particular emphasis on technology companies or policy-making experience in governmental or non-profit institutions;

•	adequate time to devote attention to the affairs of the Company;

•	an ability to bring balance to our board of directors in light of the Company’s current and anticipated needs and in light of the skills and attributes of the other board members; and

•	other attributes relevant to satisfying the requirements imposed by the SEC and NASDAQ.

Our Nominating and Governance Committee does not have a formal policy regarding board diversity. Diversity is one of a number of factors, however, that the committee takes into account in identifying nominees, and the Nominating and Governance Committee believes that it is essential that the board members represent diverse viewpoints. The committee seeks a diversity of business experience and believes that the current composition of the board of directors, supplemented by the nomination of Mr. Wise to replace Dr. Anderson, helps us achieve this goal.

Director Compensation

The following table sets forth certain information concerning cash and non-cash compensation earned by the non-employee members of our board of directors in 2010. The compensation paid to Dr. Kent Murphy, our former Chief Executive Officer, is described below under “Executive Compensation.”

Name	Fees Earned or Paid in Cash (1)($)	Stock Awards ($)		Option Awards (2)($)		All Other Compensation		Total ($)
N. Leigh Anderson, Ph.D.	$11,950	$—		$394,205	(3)	$—		$406,155
Edward G. Murphy, M.D.	8,500	—		250,829	(4)	—		259,329
Warner Dalhouse	21,750	—		479,661	(5)	—		501,411
John B. Williamson, III	19,750	—		479,661	(6)	—		499,411
Jonathan M. Cool	18,750	60,000	(7)	479,661	(8)	45,000	(9)	603,411
Richard W. Roedel	18,500	—		239,830	(10)	—		258,330

(1)

During 2010, all of our non-employee directors elected to receive payment of their fees in either common stock or restricted stock units pursuant to the non-employee directors’ deferred compensation plan implemented in 2007. In lieu of fees earned in 2010, Dr. Anderson received 6,166.32 restricted stock units under the deferred compensation plan, with a grant date fair value of $11,950; Dr. Edward G. Murphy received 4,266 shares of common stock, with a grant date fair value of $8,500, which shares were issued to Carilion Clinic at Dr. Murphy’s request; Mr. Dalhouse received 11,011.12 restricted stock units under the deferred compensation plan, with a grant date fair value of $21,750; Mr. Williamson received 10,234.15 restricted stock units under the deferred compensation plan, with a grant date fair value of $19,750; Mr. Cool received 9,501 shares of common stock, with a grant date fair value of $18,750; and Mr. Roedel received 9,100.20 restricted stock units under the deferred compensation plan, with a grant date fair value of $18,500.

(2)	Amounts represent the aggregate grant date fair value for stock options granted in 2010, as calculated in accordance with ASC Topic 718, but excluding the effect of estimated forfeitures. The fair value of the awards was determined using the valuation methodology and assumptions described in Note 8 of the Notes to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2010. The options granted during 2010 have an exercise price equal to the closing price of our common stock on the Nasdaq Capital Market on the date of grant and generally vest over a period of three years from the date of grant.
(3)	In January 2010, Dr. Anderson was granted options to purchase an aggregate of 126,667 shares of common stock at an exercise price of $3.45 per share. As of December 31, 2010, Dr. Anderson held outstanding options to purchase 183,191 shares of our common stock at a weighted average exercise price of $2.93 per share.
(4)	Upon his re-election as a director in May 2010, Dr. Murphy was granted an option to purchase 120,000 shares of common stock at an exercise price of $2.32 per share. Dr. Murphy transferred this option, and has directed that all of his common stock received in lieu of cash director fees be issued, to Carilion Clinic.
(5)	Upon his election as a director in January 2010, Mr. Dalhouse was granted an option to purchase 120,000 shares of common stock at an exercise price of $4.43 per share, which was the only option held by him as of December 31, 2010.
(6)	Upon his election as a director in January 2010, Mr. Williamson was granted an option to purchase 120,000 shares of common stock at an exercise price of $4.43 per share, which was the only option held by him as of December 31, 2010.
(7)	In connection with the appointment of Mr. Cool as our Acting President and Chief Operating Officer in May 2010, he was granted a number of restricted stock units equal to the quotient of $60,000 divided by $2.35 per share, which was the closing price of our common stock on the Nasdaq Capital Market on the date of grant. The shares underlying these restricted stock units were eligible for vesting in six equal monthly installments following the grant date, subject to Mr. Cool’s continuous service in the capacity of Acting President and Chief Operating Officer as of such vesting dates. Mr. Cool’s service in this position ceased in August 2010 and, as a result, only one-half of the restricted stock units, or units to acquire 12,760 shares, ultimately vested.
(8)	Upon his election as a director in January 2010, Mr. Cool was granted an option to purchase 120,000 shares of common stock at an exercise price of $4.43 per share, which was the only option held by him as of December 31, 2010.
(9)	Mr. Cool was compensated $15,000 per month for his service as our Acting President and Chief Operating Officer.
(10)	In January 2010, Mr. Roedel was granted an option to purchase 60,000 shares of common stock at an exercise price of $4.43 per share. As of December 31, 2010, Mr. Roedel held outstanding options to purchase 429,853 shares of our common stock at a weighted average exercise price of $1.73 per share.

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Such expense reimbursements are not included in the immediately preceding table. Employee directors are not compensated for board of director or committee service in addition to their regular employee compensation.

Retainers and Meeting Fees: During fiscal year 2010, the chairmen of the standing committees of our board of directors were paid retainers as follows: $10,000 per year for the chairman of our Audit Committee, $10,000 per year for the chairman of our Compensation Committee, $10,000 per year for the chairman of our Strategy

Committee, and $5,000 per year for the chairman of our Nominating and Governance Committee. Mr. Roedel, as chairman of the Nominating and Governance Committee, elected to forego any compensation in such capacity for the fiscal years 2010 and 2011.

In addition, for the fiscal year 2010, directors who were neither employees nor consultants to the Company were eligible to receive the following meeting fees: (1) $1,000 per meeting for attending board meetings in person; (2) $500 per meeting for attending board meetings telephonically and for attending committee meetings in person; and (3) $250 per meeting for attending committee meetings telephonically.

Retainers and meeting fees for fiscal year 2010 were paid quarterly. Effective July 1, 2011, however, the Company has decided to cease paying meeting fees and instead pay directors who are neither employees nor consultants an annual retainer of $10,000. In an effort to minimize the cash impact of these amounts, retainers will be payable, at the election of the director, in either shares of common stock or restricted stock units issued pursuant to our non-employee directors’ deferred compensation plan.

Under the terms of our non-employee directors’ deferred compensation plan, the number of restricted stock units issued to a director is based on the amount of cash meeting fees or retainer earned and the closing price of our common stock on the first trading day of the applicable quarter for retainer fees and the first trading day of the quarter immediately following the date of the board or committee meetings for which meeting attendance fees were earned. These restricted stock units represent rights to receive shares of our common stock at a later date. A participating director may elect to receive up to the number of shares of our common stock equal to the number of whole restricted stock units then credited to that director’s restricted stock unit account, in either (i) a lump sum, or (ii) substantially equal annual installments over a period not to exceed five years. Participating directors may elect to receive their common stock due under the plan upon either (a) separation from service with us, (b) a change of control, (c) an unforeseen emergency or (d) a time or fixed schedule as specified at the time of their initial deferral election.

Other Equity-Based Compensation. Non-employee directors are also eligible to receive stock awards and option grants under our 2006 Equity Incentive Plan. Under this plan, newly elected independent directors are eligible to receive an option to purchase up to 120,000 shares of our common stock upon election to the board, of which one-third vests on the first anniversary of the grant date and the remaining two-thirds vests in 24 equal monthly installments thereafter. Independent directors who are re-elected for a new term also receive an option to purchase 120,000 shares of common stock, which vests in 36 equal monthly installments from the date of grant.

The Nominating and Governance Committee believes that directors should have stock options vesting over each month of service, so that stock options should be granted to any director whose current stock options will become fully vested prior to the expiration of his term. In April 2010, the committee recommended to the Board that the foregoing options be made available to all non-employee directors upon re-election for a new term on our board. Accordingly, upon the re-election in May 2010 of Dr. Edward Murphy, the board of directors granted Carilion Clinic (at Dr. Murphy’s direction) an option to purchase 120,000 shares of common stock, which vests in 36 equal monthly installments through May 2012.

In January 2010, the Compensation Committee also granted Mr. Roedel an option to purchase 60,000 shares of common stock, which vests in 36 equal monthly installments through January 2013, in recognition of his service as the non-executive Chairman of our board of directors (which, when combined with options granted to him in September 2009 upon his appointment as lead independent director, totals options to purchase 120,000 shares in respect of his service as the non-executive Chairman).

Also in January 2010, the Compensation Committee granted each of the three new independent directors, Messrs. Dalhouse, Cool and Williamson, an option to purchase 120,000 shares of common stock, of which one-third vested in January 2011 and the remaining two-thirds vests in 24 equal monthly installments thereafter. In addition, in January 2010, the Compensation Committee granted Dr. Anderson an option to purchase 86,667 shares of common stock, which was vested in part retroactively to March 2009 and continues vesting in monthly installments through May 2011, which term is commensurate with the expiration of his term as director, and an additional option to purchase 40,000 shares of common stock, which vests in 36 equal monthly installments through January 2013, in recognition of his extraordinary efforts and loyalty to the Company as an independent director during 2009.

All options issued to directors are granted with an exercise price equal to the closing price of our common stock on the NASDAQ Capital Market on the grant date.

Compensation Committee Interlocks and Insider Participation

During 2010, our Compensation Committee consisted of Mr. Dalhouse, Dr. Anderson and Mr. Williamson. Mr. Roedel also served on the committee until January 22, 2010, at which time Messrs. Dalhouse and Williamson were appointed. None of the members of our Compensation Committee during 2010 is or was a present or former officer or employee of the Company, nor did such members engage in any transaction or relationship requiring disclosure in this proxy statement under the section titled “Certain Relationships and Related Transactions.”

No executive officer of the Company served as a director or member of the Compensation Committee (or other board committee performing equivalent functions) of any other entity during the last fiscal year, one of whose executive officers served on our board of directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. The full text of our Code of Business Conduct and Ethics is posted on our website at www.lunainnovations.com in the “Investor Relations” section. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

EXECUTIVE OFFICERS

The following table sets forth certain summary information concerning our executive officers as of April 1, 2011.

Name	Age	Position
Dale E. Messick	47	Interim President and Chief Operating Officer
Mark E. Froggatt, Ph.D.	42	Chief Technology Officer
Scott A. Graeff	44	Interim Chief Financial Officer and Chief Commercialization Officer and Treasurer
Talfourd H. Kemper, Jr.	42	Vice President, General Counsel and Secretary

Dale E. Messick has served as our interim President and Chief Operating Officer since August 2010 and, previously, as our Chief Financial Officer since August 2006. Prior to joining us, Mr. Messick served in various capacities at Worldspan, L.P., a provider of transaction processing and information technology services to the global travel industry, including as Chief Financial Officer from 1997 to 2004 and Senior Vice President - Finance from 2004 to 2005. At Worldspan, Mr. Messick managed a staff of 160 people in the United States, Mexico, and Europe and was responsible for accounting, financial reporting, budgeting, financial planning and analysis, and internal audit operations. Previously, Mr. Messick worked in the audit practice of PricewaterhouseCoopers. Mr. Messick received a B.B.A. degree in accounting from the College of William and Mary and is a certified public accountant.

Mark E. Froggatt, Ph. D. has been our Chief Technology Officer since September 2005. Prior to joining us, Dr. Froggatt co-founded Luna Technologies in 2000 to develop instrumentation for fiber optic devices and served as its chief technology officer until our acquisition of Luna Technologies in September 2005. Dr. Froggatt is the primary inventor of the technology used in our OVA product and is a leader in the field of interferometric measurement. Before founding Luna Technologies, Dr. Froggatt worked at the NASA Langley Research Center developing ultrasonic and optical instrumentation for which he received eight patents. He received B.S. and M.S. degrees in electrical engineering from Virginia Polytechnic Institute and State University and a Ph.D. from the University of Rochester Institute of Optics.

Scott A. Graeff has served as our interim Chief Financial Officer since August 2010, as our Chief Commercialization Officer since May 2010 and as our Treasurer since July 2005. He previously served as our Chief Commercialization Officer from August 2006 to March 2009, as our Chief Operating Officer from March 2009 to May 2010, and as our Chief Financial Officer and Executive Vice President, Corporate Development, from July 2005 to August 2006. Mr. Graeff was also a member of our Board of Directors from August 2005 until March 2006. From 1999 to 2001, Mr. Graeff served as Chief Financial Officer of Liquidity Link, a software development company. From 2001 to 2002, Mr. Graeff served as President and Chief Financial Officer of Autumn Investments. From 2002 until 2005, Mr. Graeff served as a Managing Director for Gryphon Capital Partners, a venture capital investment group. From 2003 until July 2005, Mr. Graeff also served as the Acting Chief Financial Officer of Luna Technologies, Inc., which we acquired in September 2005. Mr. Graeff holds a B.S. degree in commerce from the University of Virginia.

Talfourd H. Kemper, Jr., has served as our Vice President, General Counsel and Secretary since November 2008. Prior to joining us, Mr. Kemper was an equity Principal with the law firm of Woods Rogers PLC in Roanoke, Virginia from 2003 until 2008, where his legal practice focused on corporate and securities law, venture capital financing, mergers and acquisitions and intellectual property and licensing. Mr. Kemper received an A.B. degree in economics from Duke University and a J.D. degree from the University of Virginia School of Law, where he served on the Editorial Board of the Virginia Law Review.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

Related person transactions, which we define as all transactions involving an executive officer, director, nominee for director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons, are reviewed and approved by the Audit Committee of our board of directors and a majority of disinterested directors on our board.

In any transaction involving a related person, our Audit Committee and board of directors consider all of the available material facts and circumstances of the transaction, including:

•	the direct and indirect interests of the related persons;

•

in the event the related person is a director or director nominee (or immediate family member of a director or director nominee or an entity with which a director or director nominee is affiliated), the impact that the transaction will have on a director’s or director nominee’s independence;

•	the risks, costs and benefits of the transaction to us; and

•	whether any alternative transactions or sources for comparable services or products are available.

After considering all such facts and circumstances, our Audit Committee and board determine whether approval or ratification of the related person transaction is in our best interests. For example, if our Audit Committee determines that the proposed terms of a related person transaction are reasonable and at least as favorable as could have been obtained from unrelated third parties, it will recommend to our board of directors that such transaction be approved or ratified. Alternatively, if a related person transaction will compromise the independence of one of our directors or director nominees, our Audit Committee may recommend that our board of directors reject the transaction if it could affect our ability to comply with securities laws and regulations or NASDAQ listing requirements.

Each transaction described below was approved or ratified by our Audit Committee or the disinterested members of our board of directors after making a determination that the transaction was on terms no less favorable than those we could have obtained from unrelated third parties.

The policies and procedures described above for reviewing and approving related person transactions are not in writing. The charter for our Audit Committee, however, provides that one of the committee’s responsibilities is to review and approve in advance any proposed related person transactions.

Transactions and Relationships with Directors, Nominees for Director, Executive Officers and Five Percent Stockholders

Other than compensation described in “Executive Compensation” and “Director Compensation” elsewhere in this proxy statement and as described below, we believe that there has not been any other transaction or series of transactions during 2009 or 2010 to which we were or are to be a participant in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than five percent of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest.

Carilion Lease

On July 20, 2006, we entered into an amended lease agreement with Carilion Medical Center, an affiliate of Carilion Clinic, for our corporate headquarters in Roanoke, Virginia. Under the terms of the amended lease agreement, we agreed to lease a total of 24,057 square feet in two phases starting approximately September 1, 2006 and January 1, 2007. During 2009 and 2010, we paid Carilion Medical Center rent of $590,675 and $605,627, respectively.

As a part of the transaction with Carilion described below, we agreed to extend this lease on customary and reasonable terms through December 31, 2015, and we also agreed not to exercise our right to terminate the lease prior to expiration of its term.

Carilion Clinic is the beneficial owner of more than five percent of our outstanding common stock, and Dr. Edward Murphy, currently Chief Executive Officer of Carilion Clinic, is also a member of our board of directors.

Carilion Notes, Warrants and the Exchange of Carilion Notes for Preferred Stock

On May 21, 2008, we and Carilion Clinic amended each of the five Senior Convertible Promissory Notes dated December 30, 2005 and held by Carilion Clinic. The amendments extended the maturity dates of those notes from December 30, 2009 to December 31, 2012.

As consideration for the amendments to these notes, we granted Carilion Clinic a warrant to purchase 10,000 shares of our common stock. The exercise price of the warrant was $7.98 per share, the closing price of our common stock as reported on the NASDAQ Global Market on May 21, 2008. The warrants are exercisable beginning December 31, 2012 and originally had an exercise period through December 31, 2017.

In January 2010, we entered into a transaction with Carilion Clinic in which Carilion agreed to exchange all of its Senior Convertible Promissory Notes, including all accrued but unpaid interest, for (i) 1,321,514 shares of our newly designated Series A Convertible Preferred Stock and (ii) an additional warrant to purchase 356,000 shares of our common stock at an exercise price of $2.50 per share. This warrant is exercisable beginning February 1, 2013 and continuing until December 31, 2020. We also agreed to reduce the exercise price of Carilion’s prior common stock warrant from $7.98 to $2.50 per share and to extend its expiration date to December 31, 2020. As of the date of the exchange, the outstanding principal balance of the Senior Convertible Promissory Notes was $5.0 million, and the aggregate accrued but unpaid interest on the notes was $1.2 million.

Separation and Consulting Agreement with Dr. Kent Murphy

On August 10, 2010, we and Dr. Kent Murphy mutually agreed to terminate his employment with the Company, and Dr. Murphy resigned his position as our President and Chief Executive Officer. On that date, we entered into a separation and consulting agreement providing that, for a period of 18 months from August 10, 2010, Dr. Murphy would provide certain consulting services to us as our Senior Strategic and Technology Advisor, and we would compensate him at a fixed rate of $22,500 per month, plus business expenses as may be approved by us. To the extent that Dr. Murphy is eligible for and timely elects to receive continuation coverage under COBRA, we have also agreed to pay group healthcare coverage continuation premiums for Dr. Murphy and his covered dependents during the term of the consulting arrangement, which have a value of approximately $1,212 per month. We also paid Dr. Murphy $72,500 in respect of his accrued paid time off and any legal fees incurred by Dr. Murphy in connection with the preparation of the separation and consulting agreement and related agreements. The aggregate value of the amounts payable to Dr. Murphy under this agreement is approximately $500,000 over the 18-month term of the agreement that continues through February 2012.

As part of the consulting agreement, Dr. Murphy has agreed not to compete with us or to solicit specified customers of ours during the term of his consultancy. We and Dr. Murphy have also agreed to customary covenants relating to non-disparagement and to our confidential information and intellectual property.

Dr. Murphy has also agreed that through December 31, 2012, he will not hire, retain the services of or recruit (or attempt to do any of the foregoing) any employee or representative of ours, either directly or indirectly, on his own behalf or on behalf of any other person or company. He also cannot encourage, prompt, induce or solicit any of our employees or representatives to (i) end their relationship with us or (ii) become affiliated with or perform any work for any business that is competitive with our business. This applies to any employee or representative of ours as of August 10, 2010, or as of any time during the term of the consulting arrangement, except for employees that may be terminated in connection with any general reduction in force of more than five individuals at the same time.

Contemporaneously with the execution of the consulting agreement, we and Dr. Murphy entered into a mutual release of any potential claims, including any arising out of Dr. Murphy’s employment with us.

If we terminate Dr. Murphy’s services for any reason under the consulting agreement during its term, or upon his death or disability, Dr. Murphy or his heirs will remain entitled to receive the compensation described above for the remainder of the term, subject to Dr. Murphy’s execution of an additional release of claims in favor of us.

Letter Agreement with Dr. Kent Murphy Relating to Registration Rights

In connection with the separation and consulting agreement entered into with Dr. Murphy described above, we and Dr. Murphy also entered into a letter agreement relating to Dr. Murphy’s registration rights for his shares of common stock under that certain Amended and Restated Investor Rights Agreement, dated as of January 13, 2010, by and among us, Carilion Clinic and certain of our other stockholders, including Dr. Murphy, which we refer to as the Rights Agreement. Under the Rights Agreement, Dr. Murphy has specified rights to cause us to effect the registration of his shares in certain circumstances.

Under the letter agreement, Dr. Murphy has agreed, through the period ending December 31, 2011, which we refer to as the Restricted Period, that he will not sell or otherwise make certain transfers of his shares of common stock, including in reliance on the exemption from registration under Rule 144 under the Securities Act of 1933, as amended, and will not exercise certain of his registration rights under the Rights Agreement during the Restricted Period, except that he may request one registration on Form S-3 during the Restricted Period for the registration of up to 800,000 shares of common stock then held by him, subject to compliance with the terms of the Rights Agreement.

As of the date of this proxy statement, Dr. Murphy has not exercised his rights under the letter agreement.

Indemnification Agreements with Officers and Directors

We have entered into indemnity agreements with certain officers and directors that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings that he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our bylaws.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2011 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. Grant Thornton has served as our independent audit firm since 2005. A representative of Grant Thornton is expected to be present at our 2011 annual meeting of stockholders and will have an opportunity to make a statement and respond to appropriate questions from stockholders.

Ratification of the appointment of Grant Thornton as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of a majority of shares of our common stock present at the 2011 annual meeting of stockholders in person or by proxy and entitled to vote is required to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2011. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL NUMBER 2.

Audit and Related Fees for Fiscal Years 2009 and 2010

The following table sets forth a summary of the aggregate fees billed to us by Grant Thornton LLP for professional services for the fiscal years ended December 31, 2009 and 2010, respectively. All of the services described in the following fee table were approved by the Audit Committee.

Name	2009	2010
Audit Fees	$374,567	$324,145
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$374,567	$324,145

The Audit Committee meets regularly with Grant Thornton LLP throughout the year and reviews both audit and, if applicable, non-audit services performed by Grant Thornton LLP as well as fees charged for such services. The Audit Committee has determined that the provision of the services described above is compatible with maintaining Grant Thornton LLP’s independence in the conduct of its audit functions.

Pre-Approval Policies and Procedures

The Audit Committee has adopted, and the board of directors has approved, a policy that sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved. The policy generally pre-approves all audit services and non-audit services by our independent auditors, except in the case of non-audit services where subsequent approval is necessary and permissible. Pursuant to its pre-approval policy, the Audit Committee may delegate pre-approval authority for non-audit services to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. During 2009 and 2010, all services provided by Grant Thornton LLP were pre-approved by the Audit Committee in accordance with this policy.

AUDIT COMMITTEE REPORT

As described more fully in its charter, the purpose of the Audit Committee is to assist the board of directors with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, assessing our independent registered public accounting firm’s qualifications and independence and, if applicable, the performance of the persons performing internal audit duties for the Company.

Company management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting processes, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the board of directors for 2010.

The Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2010 with management and Grant Thornton LLP, our independent registered public accounting firm;

•

discussed with Grant Thornton LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as currently in effect and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received from Grant Thornton LLP the disclosures and a letter regarding their independence as required by the applicable requirements of the Public Company Accounting Oversight Board requesting Grant Thornton LLP’s communication with the Audit Committee concerning independence and discussed the auditors’ independence with them.

In addition, the Audit Committee has met separately with Company management and with Grant Thornton LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited 2010 financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John B. Williamson, III, Chairman

N. Leigh Anderson

Richard W. Roedel

The foregoing audit committee report is not “soliciting material,” shall not be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

PROPOSAL NO. 3

BYLAW PROPOSAL

On January 18, 2011, we received notice from Dr. Murphy, who was the beneficial owner of 2,781,457 shares, or 20.6% of our outstanding common stock as of March 31, 2011, of his intention to present to stockholders at the annual meeting the following proposal to amend our Bylaws:

•	To replace the first sentence of Section 3.2 in its entirety with the following sentence: “The number of directors that shall constitute the entire Board shall be seven (7).”

•	To delete the second sentence of Section 3.2 in its entirety.

•	To delete the words “and newly created directorships resulting from any increase in the authorized number of directors, or” appearing in the second sentence of Section 3.4 in their entirety.

Article V of our amended and restated certificate of incorporation provides that the number of directors that constitutes the entire board of directors shall be determined in the manner set forth in our bylaws. Section 3.2 of our bylaws currently provides that the authorized number of directors shall be fixed from time to time exclusively by the board pursuant to a resolution duly adopted by a majority of the board members then in office, and no reduction of the authorized number of directors shall have the effect of removing any director before such director’s term of office expires. Therefore, if the Bylaw Proposal were adopted by our stockholders, our board of directors would no longer have the ability to fix the number of directors.

Under our current bylaws, our board of directors has the flexibility to increase or decrease the size of the board of directors if it determines that such increase or decrease would be in the best interests of the Company and its stockholders. Recruiting qualified candidates is a challenging and time-consuming process, and our board of directors believes that it is in the best interests of our stockholders to retain the ability of our board of directors to either increase the size of our board of directors to add a highly-qualified candidate if such a candidate becomes available or to decrease the size of our board of directors in a year when no such candidate is readily available.

For example, we are currently conducting a search for a new Chief Executive Officer. If the Bylaw Proposal were approved, our board of directors would not have the ability to add a highly qualified Chief Executive Officer to the board, even if our board of directors believed that doing so would be in the best interests of our stockholders. In addition, in the event that a member of our board of directors retires, resigns or is not re-elected, our board of directors could determine not to fill the resulting vacancy, depending on the availability of suitable candidates. However, if the Bylaw Proposal were approved, our board of directors would be forced to fill the vacancy regardless of the availability of qualified candidates.

Our board of directors believes that retaining the ability to increase or decrease the size of our board of directors or to appoint any particular person to our board of directors, if appropriate, continues to be in the best interests of our stockholders.

If you return a signed WHITE proxy card without providing voting instructions, your shares will be voted against the Bylaw Proposal.

The affirmative vote of the holders of two-thirds of the stock issued and outstanding and entitled to vote at the annual meeting is required to approve Proposal No. 3, the Bylaw Proposal. Abstentions and broker non-votes will have the same effect as a vote against the Bylaw Proposal.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “AGAINST” PROPOSAL NUMBER 3.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of our compensation arrangements with our named executive officers should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and financial performance, without encouraging unnecessary or excessive risk-taking. Our performance-oriented compensation program consists of base salary, annual cash bonuses, long-term equity incentives, such as stock awards and stock option grants, benefits and, for certain senior executive officers, severance and termination protection.

For 2010, our primary corporate goals related to our earnings before interest, taxes, depreciation, amortization and stock compensation expenses, and our cash retention. Our executive compensation policies for the year were, therefore, designed to incentivize our executive officers to execute against the most significant financial performance objectives and focus on value creation. We sought to incentivize this performance primarily through cash incentives that were based on our financial performance.

The highlights of our 2010 executive compensation program were as follows:

•

Based on consultation with Radford, an independent compensation consultant engaged by our Compensation Committee, we increased base salaries for our named executive officers, most of whom had not received base salary increases since 2007.

•

In May 2010, we paid a special one-time discretionary cash bonus in the amount of $35,000 to Dr. Kent Murphy, our CEO at the time, in recognition of his efforts through our litigation with Hansen Medical, Inc. and our emergence from Chapter 11 reorganization.

•

We established a cash incentive bonus program, which rewarded our named executive officers for our corporate financial performance, specifically profitability and liquidity targets. As a result of corporate financial performance, each of our named executive officers serving as an executive officer as of the end of 2010 received a cash bonus equal to approximately 16% of his base salary.

•

In August 2010, we entered into a separation and consulting agreement with Dr. Kent Murphy, our former CEO, which provides for benefits valued in the aggregate at approximately $500,000 over the 18-month term of the agreement through February 2012 (consisting of cash compensation of $22,500 per month for a period of 18 months, continued health benefits, valued at approximately $1,212 per month, for the same 18 months, and $72,500 paid to Dr. Murphy in respect of his accrued paid time off and legal fees incurred by Dr. Murphy in connection with his separation).

•

In March 2011, we also paid discretionary bonuses to Dale Messick, our interim President and Chief Operating Officer, and Scott Graeff, our interim Chief Financial Officer and Chief Commercialization Officer, in recognition of their performance of additional responsibilities in 2010 as part of our management transition. Each bonus consisted of a $35,000 cash payment and $35,000 of restricted common stock, valued at the closing price of our common stock on the date of grant, that vests ratably over a three year period ending March 2014.

Overview of Compensation Philosophy

Our overall compensation philosophy is to provide executive compensation packages that enable us to attract, retain and motivate highly qualified executive officers to achieve our short-term and long-term business goals. Consistent with this philosophy, the following elements provide a framework for our executive compensation program: base salary; bonus and award programs designed to reinforce desired performance goals; and non-cash compensation intended to align the interests of our executives with those of our stockholders.

Role of Compensation Committee

Our executive compensation program is approved and monitored by the Compensation Committee of our board of directors. During 2010, the members of the Compensation Committee were Warner Dalhouse, John Williamson and Leigh Anderson. Mr. Dalhouse served as chairman of the committee. Richard Roedel also served on the committee until the appointment of Messrs. Dalhouse and Williamson on January 22, 2010. All of the members of our Compensation Committee are independent, non-employee directors.

Under the terms of its charter, the Compensation Committee is responsible for reviewing and approving compensation granted to our executive officers, including our chief executive officer, or CEO, and those executive officers who report directly to the CEO and any other Section 16 officers. In particular, the Compensation Committee reviews and approves for the CEO and the other executive officers the following components of compensation:

•	annual base salary;

•	cash and equity bonuses, including the specific goals and amount;

•	other equity compensation, if any;

•	employment agreements, severance arrangements, and change in control provisions, as applicable;

•	signing bonus or payment of relocation costs, above normal Company policy, if applicable; and

•	any other material benefits, other than those provided to all employees.

The Compensation Committee also serves as the administrator for our equity incentive plans. All stock-based awards, including new grants to existing employees and executive officers, as well as grants to new employees, are approved by the Compensation Committee. The Compensation Committee is also responsible for annually evaluating the performance of our CEO.

The Compensation Committee has the authority to retain its own compensation consultant and to obtain advice and assistance from internal or external legal, accounting or other advisors as it sees fit. The Compensation Committee engaged an independent third-party compensation consultant, Radford, in 2010 and 2011 to conduct a competitive review and analysis of our current executive compensation program.

Executive Compensation Program

Our performance-oriented compensation program consists of base salary, annual cash bonuses, long-term equity incentives, such as stock awards and stock option grants, benefits and, for certain senior executive officers, severance and termination protection. We believe that appropriately balancing the total compensation package and ensuring the viability of each component of the package is necessary in order to provide compensation that is competitive and to attract and retain talent. As a small company, we also try to optimize the mix of components to make such compensation programs cost effective for us.

The Compensation Committee intends for our compensation program to provide basic elements that ensure that management is fairly remunerated and has reasonable security so that the management team can perform at its best and take prudent risks. The committee believes that it does not use highly leveraged short-term incentives that drive high risk investments at the expense of our long-term value.

Our Compensation Committee typically evaluates the performance of each executive officer annually, based on the achievement of both corporate goals and individual qualitative performance objectives and makes its compensation decisions accordingly. Total compensation for our executive officers may vary significantly from year to year based on Company, divisional and individual performance. Further, the value of equity-based awards to our executives will vary based on fluctuation in our stock price from time to time.

The following is a more detailed explanation of the primary components of our executive compensation program.

Base Salary

When considering base salary, as a threshold matter, we strongly consider our financial condition and our cash flows and cash availability. Base salary is then determined by considering competitive salary data and individual job performance. In determining base salary, we primarily rely on factors such as job performance, skill set, prior experience, past levels of compensation, seniority, pay levels of similarly situated positions internally, alternative opportunities that may be available to executives, retention, and market conditions generally. Base salaries for executive officers are reviewed at least annually. In each case, we take into account the results achieved by the executive, his future potential, the scope of the officer’s responsibilities and the depth of his experience. We do not apply specific formulas to determine annual pay increases, if any, and our Compensation Committee attempts to make decisions regarding changes in base salary in the context of other short-term and long-term compensation components. Approved increases in base salary are effective upon approval by the Compensation Committee, generally in the first quarter of the year.

Since we became a public company in 2006 and through June 2010, we generally did not provide annual increases in the base salaries of our executive officers. In July 2010, considering the factors noted above as well as the improvements experienced in the Company’s cash flow and available cash on hand, and in consultation with Radford, our independent compensation consultant, we increased the base salaries of our executive officers in amounts generally consistent with the cumulative value that the officers would have received had they received previous annual increases at a rate approximating the annual merit increases provided to our employees overall. Likewise, in March 2011, the Compensation Committee approved annual increases for the executive officers in amounts consistent with the percentage increase provided to the rest of our employees in 2011.

Incentive Bonuses

In May 2010, the Compensation Committee approved a one-time discretionary cash bonus in the amount of $35,000 to Dr. Kent Murphy, our CEO at the time, in recognition of his efforts through our litigation with Hansen Medical, Inc. and our emergence from Chapter 11 reorganization in January 2010. This one-time discretionary bonus is reported in the “Bonus” column of the Summary Compensation Table below.

In July 2010, our Compensation Committee adopted a senior management incentive plan for fiscal year 2010. Under the terms of the incentive plan, certain of our employees, including Dr. Murphy and all of our other named executive officers, were to be eligible to receive bonus payments based upon a target percentage equal to 50% of their respective annual salaries as of December 31, 2010 and the achievement of certain performance objectives related to, among other things, earnings before interest, taxes, depreciation, amortization, and stock compensation, or adjusted EBITDA, for 2010. The Compensation Committee selected these corporate metrics because the committee believed them to be the appropriate indicators of success in the execution of our operating plan and achievement of key corporate goals and because these factors are critical to increasing the value of our common stock. No bonuses would be paid, however, unless our cash on hand at December 31, 2010, net of amounts owed under our line of credit, exceeded $3.7 million. If net cash exceeded the $3.7 million threshold value, and assuming that the accrual of amounts under the plan would not cause our adjusted EBITDA, current liquidity or quick ratio to be below specified amounts as of the end of the year, then 25% of the excess cash would be available to fund the incentive plan.

Our actual net cash at December 31, 2010 was $4.7 million. Our adjusted EBITDA for 2010 was $2.9 million, our net current liquidity, defined as cash plus accounts receivable less accounts payable and amounts due under our line of credit, was $10.4 million at December 31, 2010, and our quick ratio at December 31, 2010 was approximately 1.6:1.0. As a result, we achieved the requisite threshold corporate metrics, and approximately $188,000 of cash was paid out to the participants in the incentive compensation plan in March 2011. The payouts approximated 16% of each participant’s annual salary as of December 31, 2010. For the named executive officers, these amounts paid in 2011 are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below. As Dr. Murphy resigned his position as our President and Chief Executive Officer in August 2010, he was not eligible to receive a bonus under the senior management incentive plan.

In March 2011, in addition to the payments awarded under the 2010 senior management incentive plan, the Compensation Committee approved a discretionary bonus with a value in the amount of $70,000 to each of Dale Messick, our interim President and Chief Operating Officer, and Scott Graeff, our interim Chief Financial Officer and Chief Commercialization Officer, in recognition of their performance of additional responsibilities in 2010 as part of our management transition. Each bonus consisted of a $35,000 cash payment and $35,000 of restricted common stock, valued at the closing price of our common stock on the date of grant, that vests ratably over a three year period ending March 2014. The cash portion of these bonuses is reported in the “Bonus” column of the Summary Compensation Table below. In accordance with SEC compensation disclosure rules, the restricted stock portion of these bonuses will be reported as “Stock Awards” for 2011 and are not included in the Summary Compensation Table below.

Long Term Equity Incentives

Consistent with our compensation philosophy, a substantial portion of our compensation program is based on our long-term performance and the price of our common stock. This component may include both grants of restricted common stock and restricted stock units as well as stock options, although our compensation committee has historically favored the use of stock options only. Similar to base salary increases, options may also be granted in connection with promotions or significant changes in responsibility. Although grants of stock-based awards can impact our operating results, we believe that long-term equity-based compensation can be an important element of our overall compensation program because it helps focus our executives on our long-term financial and operational performance and also aligns the interests of our executives with those of our stockholders. The potential financial value offered through such options is also an important retention tool.

To the extent that our Compensation Committee approves stock-based awards, the grants typically vest over a period of five years, with 40% vesting on the two-year anniversary of the date of grant, and the remaining 60% vesting in 36 monthly installments thereafter. This vesting schedule is intended to help us maintain eligibility for Small Business Innovative Research, or SBIR, grants and also to minimize the short-term dilution to our stockholders caused by the exercise of employee stock options. To maintain our eligibility for SBIR grants, we must be at least 51% owned and controlled by U.S. citizens or permanent resident aliens, among other conditions. Options generally expire ten years from the date of the grant.

Stock option grants to new hires and annual option grants to existing employees are generally determined within ranges established for each job level. The Compensation Committee, however, has the ability to award a significantly greater number of options if it deems doing so to be in our best interests and the best interests of our stockholders.

Stock options are granted with an exercise price equal to the closing price of our stock on the grant date, except for options granted to employees who are beneficial owners of more than 10% of our common stock. Any incentive stock options granted to a holder of greater than 10% of our outstanding common stock have an exercise price equal to 110% of the closing price on the date of grant.

We do not time the granting of our options relative to any favorable or unfavorable news that we release. Stock options for new employees, including executive officers, are generally awarded at the first regular meeting of the Compensation Committee following the employee’s hire date, or, in certain limited cases, at the first regular meeting of the Compensation Committee following the prospective employee’s written acceptance of an employment offer. In the latter case, the grant date of the stock options is the date of the employee’s first day of employment, with the exercise price equal to the closing price of the stock that day. All other option awards are also made at regularly scheduled committee meetings. The Compensation Committee’s regular meeting schedule is established several months in advance of each meeting. Thus, proximity of any option or stock award to an earnings announcement or other market events is coincidental.

We do not have any requirements for our named executive officers to hold minimum amounts of our common stock. Dr. Kent Murphy, as our founder, held a significant amount of equity at the time of our initial public offering in 2006 and continues to do so. The Compensation Committee believes that additional grants of stock-based awards were not a necessary incentive to retain Dr. Murphy.

Separation and Consulting Agreement with Dr. Kent Murphy

On August 10, 2010, we and Dr. Murphy mutually agreed to terminate his employment with us, and Dr. Murphy resigned his position as our President and Chief Executive Officer. On that date, we entered into a separation and consulting agreement providing that, for a period of 18 months from August 10, 2010, Dr. Murphy would provide certain consulting services to us as our Senior Strategic and Technology Advisor, and we would compensate him at a fixed rate of $22,500 per month, plus business expenses as may be approved by us. To the extent that Dr. Murphy is eligible for and timely elects to receive continuation coverage under COBRA, we have also agreed to pay group healthcare coverage continuation premiums for Dr. Murphy and his covered dependents during the term of the consulting arrangement, which have a value of approximately $1,212 per month. We also paid Dr. Murphy $72,500 in respect of his accrued paid time off and any legal fees incurred by Dr. Murphy in connection with the preparation of the separation and consulting agreement and related agreements. The aggregate value of the amounts payable to Dr. Murphy under this agreement is approximately $500,000 over the 18-month term of the agreement that continues through February 2012. For a more detailed discussion of the terms of this agreement, please see “Transactions and Relationships with Directors, Nominees for Director, Officers and Five Percent Stockholders—Separation and Consulting Agreement with Dr. Kent Murphy” above.

Other Benefits

In general, our practice is to provide commensurate benefits to employees at all levels of our organization. Consistent with this practice, the following are the primary benefits provided to our full-time employees, including our named executive officers:

•	Health, vision and dental insurance including, at the employee’s option, Flexible Spending Accounts and/or a Health Savings Account;

•	Term life insurance and optional supplemental life insurance;

•	Optional supplemental health coverage;

•	Short- and long-term disability benefits;

•	401(k) plan, under which we match 25% of an employee’s contributions up to 10% of the employee’s total cash compensation, which match vests over a period of three years; and

•	Paid time off and holidays.

We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Termination Benefits and Severance

We have entered into employment agreements with our named executive officers. The terms of these employment agreements are summarized below under the section “Employment Agreements and Potential Payments upon Termination or Change-In-Control.”

Competitive Market Review

We generally attempt to align our overall executive compensation with other publicly-traded peer companies who share similar characteristics. Because of our diversified product and service offerings, we believe our peer group includes a broad range of technology and growth companies with whom we compete for executive talent. In general, we consider peer companies based on industry focus, market capitalization, revenue, net income and geographic proximity. Data on compensation practices at such companies has historically been gathered through searches of publicly available information, including subscription databases and Securities and Exchange Commission filings. We use such information primarily to help guide decisions on base salary, target bonuses and equity-based awards.

In 2010, we engaged Radford as our outside advisor to evaluate and recommend changes to the list of peer companies we use to evaluate executive compensation, to benchmark executive compensation against that peer group and to provide us with insights and market data on executive and director compensation matters, both generally and within our industry. Radford did not provide any other services to us and received no compensation from us other than with respect to these benchmarking services. Radford determined our peer group based on its survey consisting of 81 public companies with less than $50 million in revenues, with an industry focus on medical device and life science companies. Upon review of this peer group information and in consultation with Radford, our Compensation Committee increased base salaries as described above under “Executive Compensation Program—Base Salary.”

Future Trends

We intend to continue our strategy of paying competitive short-term cash compensation and offering long-term incentives through equity-based compensation programs that align individual compensation with corporate financial performance. We believe that our total compensation package is reasonable in the aggregate. We also believe that, in light of our compensation philosophy, total compensation for our executives should continue to consist of base salary, annual bonus awards (consisting of cash, stock or a combination of both), long-term equity based compensation, and certain other benefits.

We anticipate that the competitive posture of our total direct compensation will vary year to year as a result of our performance, as well as the performance of peer group companies and the market as a whole. Accordingly, the magnitude and weighting of different compensation components will likely evolve as the Company grows and we come closer to achieving profitability.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with Company management. Based on the Compensation Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Warner Dalhouse, Chairman

N. Leigh Anderson

John B. Williamson, III

The foregoing compensation committee report is not “soliciting material,” shall not be deemed incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

EXECUTIVE COMPENSATION

The following table sets forth the summary information concerning compensation earned during the last three completed fiscal years by all persons who served as our principal executive officer during 2010 and our two next most highly compensated executive officers during 2010 who were serving as executive officers as of December 31, 2010. We refer to these persons as our “named executive officers” elsewhere in this proxy statement. The following table includes all compensation earned by the named executive officers for the respective periods, regardless of whether such amounts were actually paid during the period.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Non-Equity Incentive Plan Compensation ($)		Option Awards ($)		All other Compensation ($)		Total ($)
Kent A. Murphy, Ph.D.(1) Former President and Chief Executive Officer	2010 2009 2008	154,769 250,000 250,000	(1)	35,000 — —	(2)	— — —		— — —		185,064 6,742 8,680	(3) (4) (4)	374,833 256,742 258,680

Dale E. Messick Interim President and Chief Operating Officer	2010 2009 2008	195,000 185,000 185,000		35,000 — —	(5)	30,872 — —	(6)	— 116,548 —	(7)	2,345 4,277 7,981	(4) (4) (4)	263,217 305,825 192,981

Scott A. Graeff, Interim Chief Financial Officer and Chief Commercialization Officer	2010 2009 2008	191,000 185,000 185,000		35,000 — —	(5)	29,677 — —	(6)	— 24,621 —	(7)	4,548 4,270 8,453	(4) (4) (4)	260,225 213,891 193,453

Mark Froggatt, Ph.D., Chief Technology Officer	2010 2009 2008	178,500 160,000 160,000		— — —		29,677 — —	(6)	— 167,844 —	(7)	12,858 3,874 7,958	(4)(8) (4) (4)	221,035 331,718 167,958

(1)	Dr. Kent Murphy’s base salary was increased in 2010 to $270,000 annually. Dr. Murphy resigned as President and Chief Executive Officer effective August 10, 2010 and was paid his salary through that date. He remains a consultant to us and a member of the board of directors.
(2)	Discretionary bonus paid to Dr. Kent Murphy in May 2010.
(3)	In connection with the separation of Dr. Murphy on August 10, 2010, Dr. Murphy agreed to provide certain strategic consulting services to us for 18 months, for which he is to be paid at a fixed rate of $22,500 per month. For the period from August 10, 2010 through December 31, 2010, these accrued consulting fees amounted to $105,242. Under the terms of the agreement, we will pay an additional $270,000 in consulting fees during 2011 and approximately $29,758 during 2012. We have also agreed to pay group healthcare coverage continuation premiums for Dr. Murphy and his covered dependents during the 18-month term, the value of which amounted to $3,996 for the period from August 10, 2010 through December 31, 2010. At the current value, these premiums would represent an additional approximately $15,274 to be paid to Dr. Murphy in 2011 and $2,546 in 2012. In addition, under Dr. Murphy’s separation agreement, we paid him the fixed amount of $72,500 in respect of his accrued vacation and legal fees incurred by Dr. Murphy in connection with the negotiation of the separation agreement. Therefore, the aggregate value of amounts payable to Dr. Murphy under this agreement is $499,316, of which $181,738 was paid in 2010, $285,274 is payable in 2011 and $32,304 is payable in 2012. The amount reported in the table above for 2010 also includes $3,326 of Company 401(k) plan matching contributions.
(4)	Represents Company 401(k) plan matching contributions and policy premiums paid for life insurance for the benefit of the officer.
(5)	In March 2011, we awarded discretionary bonuses in the amount of $70,000 to each of Mr. Messick and Mr. Graeff with respect to their respective service to us in 2010 during a management transition. One-half of the bonus, or $35,000, was paid in cash and is reported in the table above. The remaining $35,000 was paid in the form of shares of our common stock. Each of Mr. Messick and Mr. Graeff received 19,444 shares, which is equal to $35,000 divided by $1.80 per share, the closing price of our common stock as reported on the NASDAQ Capital Market on March 1, 2011, the date of grant. In accordance with SEC compensation disclosure rules, amounts are not reported in the table above with respect to these shares for 2010, but will be reported as “Stock Awards” for 2011.
(6)	Represents amounts paid to the officer under our 2010 senior management incentive plan upon the achievement of specified business objectives.

(7)	Amounts represent the aggregate grant date fair value of grants made in the indicated year, as calculated in accordance with ASC Topic 718 and as further described in Note 8 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
(8)	The “Other Compensation” for Dr. Froggatt also includes $8,700 paid to reimburse him for personal expenses incurred in connection with a business trip, as well as an associated gross-up for income tax effect.

Grants of Plan-Based Awards for 2010

The following table provides information with regard to potential cash bonuses for 2010 payable under our senior management incentive plan.

	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)(2)
Name	Threshold $	Target $	Maximum $
Kent A. Murphy (3)	1	135,000	135,000
Dale E. Messick	1	102,500	102,500
Scott A. Graeff	1	98,500	98,500
Mark Froggatt, Ph.D.	1	98,500	98,500

(1)	In the table above, the “Threshold” column represents the smallest total bonus that would have been paid for 2010 to each named executive officer if we had achieved the minimum adjusted EBITDA requirement, subject to the availability of cash on hand at December 31, 2010, above a specified threshold. If cash exceeded the threshold value, then 25% of the excess over threshold was available to fund the senior management incentive plan, up to a maximum of the 50% of the annual salary for each of the named executive officers as of December 31, 2010. Therefore, the threshold amount for 2010, due to the cash availability requirement, could have been as low as $1 and, for 2010, the Target and Maximum bonus amounts are the same.
(2)	The actual bonuses paid in March 2011 under our senior management incentive plan in respect of 2010 performance were $30,872, $29,677, and $29,677 for Messrs. Messick, Graeff and Froggatt, respectively, as described above under “Compensation Discussion and Analysis – Executive Compensation Program – Incentive Bonuses.” Such amounts are included in “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.
(3)	Dr. Murphy’s employment with us ceased in August 2010 and therefore he was not eligible to receive any bonus under the plan.

Outstanding Equity Awards at December 31, 2010

The following table shows all outstanding equity awards held by our named executive officers as of December 31, 2010.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)		Option Expiration Date
	Exercisable	Unexercisable
Kent A. Murphy	—	—		—	—
Dale E. Messick	150,000 59,880	— 15,120 (1)	$ $	5.47 3.42	8/29/16 12/20/16
	—	100,000 (2)		$1.70	2/24/19
Scott A. Graeff	56,524 22,610 56,524 90,437 84,785 7,652	— — — — — 2,348 (3)	$ $ $ $ $ $	0.35 0.35 0.35 0.35 1.77 3.69	5/20/15 6/3/15 7/1/15 8/1/15 2/8/16 2/27/17
	—	50,000 (4)		$0.82	5/12/19
Mark Froggatt, Ph.D.	20,762 56,524 28,262 1,222 11,478 46,185	— — — 278(5) 3,522(3) 28,815 (6)	$ $ $ $ $ $	0.35 1.77 1.77 3.67 3.69 5.73	11/1/13 11/11/15 2/8/16 1/25/17 2/27/17 11/13/17
	—	125,000 (2)		$1.70	2/24/19
	—	45,000 (4)		$0.82	5/12/19

(1)	Represents the portion of an option granted on December 20, 2006 that remained unvested and unexercisable as of December 31, 2010. These unvested shares vest in 11 equal monthly installments through December 20, 2011.
(2)	Represents shares underlying an option granted on February 24, 2009. This option vests with respect to 40% of these shares on the two-year anniversary of the grant date, with the remaining 60% vesting in 36 equal monthly installments thereafter.
(3)	Represents the portion of an option granted on February 27, 2007 that remained unvested and unexercisable as of December 31, 2010. These unvested shares vest in 14 equal monthly installments through February 27, 2012.
(4)	Represents shares underlying an option granted on May 12, 2009. This option vests with respect to 40% of these shares on the two-year anniversary of the grant date, with the remaining 60% vesting in 36 equal monthly installments thereafter.
(5)	Represents the portion of an option granted on January 25, 2007 that remained unvested and unexercisable as of December 31, 2010. These unvested shares vest in 13 equal monthly installments through January 25, 2012.
(6)	Represents the portion of an option granted on November 13, 2007 that remained unvested and unexercisable as of December 31, 2010. These unvested shares vest in 23 equal monthly installments through November 13, 2012.

Option Exercises and Stock Vested During 2010

The table below sets forth information concerning the exercise of stock options for each named executive officer during 2010. There was no vesting of any restricted stock during 2010.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Kent A. Murphy	113,047	183,226
Dale E. Messick	—	—
Scott A. Graeff	—	—
Mark Froggatt	—	—

Employment Agreements and Potential Payments upon Termination or Change-In-Control

We currently have employment agreements with each of our named executive officers as described below. As described above under “Compensation Discussion and Analysis,” we and Dr. Kent Murphy were previously parties to an employment agreement that was mutually terminated, and we and Dr. Murphy entered into a Separation and Consulting Agreement on August 10, 2010 in connection with his resignation as our President and Chief Executive Officer. A summary of this agreement, and the amounts paid to Dr. Murphy in connection with his separation and consulting arrangement, are described in detail above in “Compensation Discussion and Analysis – Separation Agreement with Dr. Kent Murphy.”

Employment Agreement with Dale E. Messick

We previously entered into an employment agreement with Dale E. Messick to serve as our Chief Financial Officer. In August 2010, Mr. Messick was appointed as interim President and Chief Operating Officer following Dr. Murphy’s separation. Mr. Messick’s employment agreement was not amended in connection with this appointment. The employment agreement has a term that continues through June 30, 2011. The term of the agreement automatically renews for a period of one year unless either party terminates it at least 90 days in advance of the scheduled expiration of the term.

Pursuant to the terms of his employment agreement, in addition to his base salary, Mr. Messick is eligible for an annual discretionary performance-based cash bonus to be determined by the board of directors or the Compensation Committee. Mr. Messick is also eligible to receive discretionary equity bonuses at such times and in such amounts as determined by the board of directors or the Compensation Committee.

Pursuant to his employment agreement, if Mr. Messick’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily for good reason (as defined in his employment agreement), Mr. Messick will be eligible for: (a) if such termination occurs within 12 months of a change of control (as defined in his employment agreement), severance equal to 12 months base salary and 12 months of continuation of group health benefits; or (b) if such termination does not occur within 12 months of a change of control, severance equal to 9 months of base salary and 9 months of continuation of group health benefits. In addition to these severance payments, upon such termination, Mr. Messick would receive 12 months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount.

If Mr. Messick had been terminated without cause on December 31, 2010, or if he had terminated his employment for good reason as of such date, certain of his options held as of that date would have accelerated. This acceleration would have resulted in no value to Mr. Messick, as shown in the table below, since each option held by Mr. Messick that had not fully vested as of December 31, 2010 has an exercise price higher than $1.67 per share, the closing price of our common stock as reported on the NASDAQ Capital Market on that date.

Stock Option Shares Vesting Upon Termination without Cause or for Good Reason	Exercise Price	Value of Awards Subject to Acceleration
15,120	$ 3.42	$ 0 (1)
56,667	$ 1.70	$ 0 (1)

(1)	The exercise price of this option was below the closing price, and therefore no value would have been realized in connection with acceleration of vesting as of December 31, 2010.

Employment Agreement with Scott A. Graeff

On July 14, 2006, we entered into an employment agreement with Scott A. Graeff as our Chief Financial Officer. This agreement was subsequently amended and restated, effective as of January 1, 2007, to reflect a change to Mr. Graeff’s base compensation and a previous change to Mr. Graeff’s title to Chief Commercialization Officer. Mr. Graeff’s title was further changed in March 2009 to Chief Operating Officer. In August 2010, Mr. Graeff was appointed as interim Chief Financial Officer following Mr. Messick’s appointment as interim President and Chief Operating Officer. Mr. Graeff’s employment agreement was not amended in connection with this appointment. The employment agreement has a term that continues through June 30, 2011. The term of the agreement automatically renews for a period of one year unless either party terminates it at least 90 days in advance of the scheduled expiration of the term.

Pursuant to the terms of his amended and restated employment agreement, in addition to his base salary, Mr. Graeff is eligible for an annual discretionary cash bonus to be determined by the board of directors or the Compensation Committee, and contingent upon the achievement of objectives set by us from time to time. Mr. Graeff is also eligible to receive equity bonuses at such times and in such amounts as determined by the board of directors or the Compensation Committee.

Pursuant to his employment agreement, if Mr. Graeff’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily for good reason (as defined in his employment agreement), Mr. Graeff will be eligible for either: (a) if such termination occurs within 12 months of a change of control (as defined in his employment agreement), severance equal to 12 months base salary and 12 months of continuation of group health benefits; or (b) if such termination does not occur within 12 months of a change of control, severance equal to 9 months of base salary and 9 months of continuation of group health benefits. In addition to the severance under his employment agreement, upon such termination, Mr. Graeff would receive 12 months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount.

If Mr. Graeff had been terminated without cause on December 31, 2010, or if he had terminated his employment for good reason as of such date, certain of his options held as of that date would have accelerated. This acceleration would have resulted in value to Mr. Graeff as shown in the table below. The value of the acceleration to Mr. Graeff is based on the excess of the fair value of our common stock on December 31, 2010, which was $1.67 per share, the closing price of our common stock as reported on the NASDAQ Capital Market on that date, over the exercise price of the option.

Stock Option Shares Vesting Upon Termination without Cause or for Good Reason	Exercise Price	Value of Awards Subject to Acceleration
2,348	$ 3.69	$ 0 (1)
25,833	$ 0.82	$ 21,958

(1)	The exercise price of this option was below the closing price, and therefore no value would have been realized in connection with acceleration of vesting as of December 31, 2010.

Employment Agreement with Mark Froggatt

On July 16, 2009, we entered into an employment agreement with Mark Froggatt, Ph.D, as our Chief Technology Officer. The employment agreement has a term that continues through July 31, 2011. The term of the agreement automatically renews for a period of one year unless either party terminates it at least 90 days in advance of the scheduled expiration of the term.

Pursuant to the terms of his employment agreement, in addition to his base salary, Dr. Froggatt is eligible for an annual discretionary performance-based cash bonus to be determined by the board of directors or the compensation committee. Dr. Froggatt is also eligible to receive discretionary equity bonuses at such times and in such amounts as determined by the board of directors or the compensation committee.

Pursuant to his employment agreement, if Dr. Froggatt’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily for good reason (as defined in his employment agreement), Dr. Froggatt will be eligible for: (a) if such termination occurs within 12 months of a change of control, severance equal to 12 months base salary and 12 months of continuation of group health benefits; or (b) if such termination does not occur within 12 months of a change of control (as defined in his employment agreement), severance equal to 9 months of base salary and 9 months of continuation of group health benefits. In addition to these severance payments, upon such termination, Dr. Froggatt would receive 12 months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount.

If Dr. Froggatt had been terminated without cause at December 31, 2010, or if he had terminated his employment for good reason as of such date, certain of his options held as of that date would have accelerated. This acceleration would have resulted in value to Dr. Froggatt as shown in the table below. The value of the acceleration to Dr. Froggatt is based on the excess of the fair value of our common stock on December 31, 2010, which was $1.67 per share, the closing price of our common stock as reported on the NASDAQ Capital Market on that date, over the exercise price of the option.

Stock Option Shares Vesting Upon Termination without Cause or for Good Reason	Exercise Price	Value of Awards Subject to Acceleration
256	$ 3.67	$ 0 (1)
3,018	$ 3.69	$ 0 (1)
15,033	$ 5.73	$ 0 (1)
70,833	$ 1.70	$ 0 (1)
23,250	$ 0.82	$ 19,763

(1)	The exercise price of this option was below the closing price, and therefore no value would have been realized in connection with acceleration of vesting as of December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 31, 2011, by:

•	each person known by us to be beneficial owners of 5% or more of the outstanding shares of our common stock;

•	each of our directors and the board of directors’ nominees for director;

•	each of the executive officers named in the Summary Compensation Table, to whom we refer as our named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of the common stock that they beneficially own, subject to applicable community property laws. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, restricted stock units, warrants or other exercisable or convertible securities held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of March 31, 2011 are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, these shares do not include any stock, options or restricted stock units awarded after March 31, 2011. A total of 13,499,496 shares of our common stock were outstanding as of March 31, 2011.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Luna Innovations Incorporated, 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Kent A. Murphy, Ph.D	2,781,457	20.6%
Carilion Clinic (1)	3,683,985	24.7%
c/o Carilion Roanoke Memorial Hospital First Floor Roanoke, Virginia 24033
Hansen Medical, Inc. (2) 800 East Middlefield Road Mountain View, CA 94043	1,315,918	9.7%
Dale E. Messick (3)	303,144	2.2%
Scott A. Graeff (4)	378,483	2.7%
Mark Froggatt, Ph.D. (5)	246,253	1.8%
N. Leigh Anderson, Ph.D. (6)	195,220	1.4%
John B. Williamson, III (7)	71,233	*
Warner Dalhouse (8)	74,010	*
Jonathan M. Cool (9)	75,260	*
Edward G. Murphy, M.D. (10)	3,683,985	24.7%
Richard W. Roedel (11)	388,429	2.8%
Michael W. Wise (12)	513,155	3.8%
All directors and executive officers as a group (11 persons) (13)	10,064,049	60.7%

*	Represents less than 1% of the outstanding shares of common stock.
(1)

Includes 1,321,514 shares of Series A Convertible Preferred Stock, which are currently convertible into an equivalent number of shares of common stock, as well as 76,869 shares of common stock payable as accrued dividends on the Series A Convertible Preferred Stock that will be issued upon the holder’s request, and 39,888 shares subject to stock options that are immediately exercisable or exercisable within 60 days of March 31, 2011. Does not include 366,000 shares of common stock underlying warrants that are not exercisable within 60 days of March 31, 2011. Edward G. Murphy, M.D., Don Lorton and Rob Vaughan share voting and investment power over the shares beneficially owned by Carilion Clinic.

(2)	Excludes shares issuable upon exercise of a warrant, exercisable until January 12, 2013, that entitles Hansen to purchase additional shares of our common stock, at a purchase price of $0.01 per share, such that the total number of shares issuable under the warrant, plus the reported shares, is equal to 9.9% of our outstanding common stock.
(3)	Includes 261,085 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2011.
(4)	Includes 339,362 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2011.
(5)	Represents shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2011
(6)	Includes 160,919 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2011, and 32,538 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder.
(7)	Includes 52,999 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2011, and 10,234 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder.
(8)	Includes 52,999 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2011, and 11,011 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder.
(9)	Includes 52,999 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2011, and 12,760 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder.
(10)	Consists of shares held by Carilion Clinic. Dr. Murphy is the President and Chief Executive Officer of Carilion Clinic and shares voting and investment power over the shares beneficially owned by Carilion Clinic with Don Lorton and Rob Vaughan, the Treasurer and Assistant Treasurer of Carilion Clinic, respectively.
(11)	Includes 334,906 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2011, and 49,000 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder.
(12)	Includes 13,105 shares held by Mr. Wise’s family members over which Mr. Wise shares voting and investment power.
(13)	Includes 1,321,514 shares of Series A Convertible Preferred Stock, which are currently convertible into an equivalent number of shares common stock, as well as 76,869 shares of common stock payable as accrued dividends on the Series A Convertible Preferred Stock that will be issued upon the holder’s request. Also includes an aggregate of 115,543 shares of common stock issuable pursuant to restricted stock units issued under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holders, and an aggregate of 1,578,910 shares of common stock issuable under stock options that are immediately exercisable or exercisable within 60 days of March 31, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that certain of our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Such executive officers, directors and greater than 10% holders are required to furnish us with copies of all of these forms that they file. Certain of our executives hold a power of attorney to enable such individuals to file ownership and change in ownership forms on behalf of the reporting persons.

To our knowledge, based solely on our review of these reports or written representations from certain reporting persons that no other reports were required, we believe that during 2010, all filing requirements applicable to our officers, directors, greater than 10% stockholders and other persons subject to Section 16(a) of the Exchange Act were complied with, except for the late filing of the Form 3s reporting the initial beneficial ownership for Dr. Williamson, Mr. Dalhouse and Mr. Cool and one Form 4 reporting the initial option grant to each of these directors. In addition, Mr. Dalhouse filed one late Form 4 reporting one purchase of common stock.

OTHER INFORMATION

Solicitation of Proxies

We will bear the cost of our proxy solicitation. We have retained MacKenzie Partners, a professional proxy solicitation firm, at an estimated cost of $75,000, plus reimbursement of expenses, to assist us in soliciting proxies from brokers, nominees, institutions and individuals. MacKenzie expects that approximately 25 of its employees will assist in the solicitation. We may also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at our expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by us for their reasonable out-of-pocket expenses of solicitation. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or personal solicitation by the persons identified as “participants” on Appendix A to this proxy statement. No additional compensation will be paid to directors, officers or other regular employees for such services. Our expenses related to the solicitation (in excess of those normally spent for an annual meeting with an uncontested director election and excluding salaries and wages of our regular employees and officers) are currently expected to be approximately $300,000 in the aggregate, of which approximately $35,000 has been spent to date.

Other Matters to be Presented at the Annual Meeting

We do not know of any matters to be presented at our 2011 annual meeting of stockholders other than those described in this proxy statement. If any other matters are properly brought before the annual meeting, proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Security Holder Communication with Board Members

Any holder of our common stock may contact the board of directors or a specified individual director by writing to the attention of the board of directors (or a specified individual director) and sending such communication to the attention of our corporate Secretary at our executive offices as identified in this proxy statement. Each communication from a stockholder should include the following information in order to permit us to confirm your status as a security holder and enable us to send a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.

Our corporate Secretary will forward all appropriate communications to the board of directors or individual members of the board of directors as specified in the communication. Our corporate Secretary may, but is not required to, review all correspondence addressed to the board of directors or any individual member of the board of directors. The purpose of this review is to allow the board to avoid having to consider irrelevant or inappropriate communications, such as advertisements, solicitations and hostile communications, or any correspondence more suitably directed to management.

Stockholder Proposals for 2012 Annual Meeting

Our bylaws provide for advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting but not to be included in our proxy materials. For the 2012 annual meeting of stockholders, such nominations or proposals, other than those made by or at the direction of the board of directors, must be submitted in writing and received by our corporate Secretary at our offices no later than January 19, 2012, which is 90 days prior to the anniversary of the expected first mailing date of this proxy statement. If our 2012 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of our 2011 annual meeting of stockholders, then the deadline is the close of business on the tenth day following the day notice of the date of the meeting was mailed or made public, whichever occurs first. Such proposals also need to comply with all applicable requirements of the rules and regulations of the SEC. The chairperson of a stockholder meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our bylaws.

In addition, for a stockholder proposal to be considered for inclusion in our proxy statement for the 2012 annual meeting of stockholders, the proposal must be submitted in writing and received by our corporate Secretary at our offices at 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016 no later than December 20, 2011, which is 120 days prior to the anniversary of the expected mailing date of this proxy statement. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one set of our annual meeting materials is sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents without charge to you upon written request to Luna Innovations Incorporated, 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016, Attn: Investor Relations. If you want to receive separate copies of our annual meeting materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

By Order of the Board of Directors

/s/ Talfourd H. Kemper, Jr.
Talfourd H. Kemper, Jr.
Vice President, General Counsel and Secretary

April 18, 2011

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2010 is available without charge on our website, www.lunainnovations.com, or upon written request to: Corporate Secretary, Luna Innovations Incorporated, 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016.

Appendix A

INFORMATION CONCERNING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC regulations, the members of the Board of Directors, the Board of Directors’ nominees and certain of our officers and employees may be deemed to be “participants” with respect to our solicitation of proxies in connection with our 2011 annual meeting of stockholders. Certain information about the persons who may be deemed “participants” is provided below.

Directors and Director Nominees

The names of our directors and director nominees are set forth below. The principal occupations of our directors who may be deemed participants in our solicitation are set forth in this proxy statement under “Election of Directors,” and the business address at which each director carries out such principal occupation is set forth below.

Director	Principal Business Address

Michael W. Wise	Delta Dental of Virginia 4818 Starkey Road Roanoke, Virginia 24018

Warner Dalhouse	c/o Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, Virginia 24016

John B. Williamson, III	RGC Resources, Inc. 519 Kimball Avenue Roanoke, Virginia 24016

Edward G. Murphy	Carilion Clinic c/o Carilion Roanoke Memorial Hospital First Floor Roanoke, Virginia 24033

Jonathan M. Cool	c/o Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, Virginia 24016

Richard W. Roedel	c/o Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, Virginia 24016

N. Leigh Anderson	c/o Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, Virginia 24016

Kent A. Murphy	c/o Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, Virginia 24016

Officers and Employees

The principal occupations of our officers and employees (who are not otherwise directors) who may be deemed “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with us, and the business address is c/o Luna Innovations Incorporated, 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016.

Name	Principal Occupation
Dale E. Messick	Interim President and Chief Operating Officer

Mark E. Froggatt, Ph.D.	Chief Technology Officer

Scott A. Graeff	Interim Chief Financial Officer, Chief Commercialization Officer and Treasurer

Talfourd H. Kemper, Jr.	Vice President, General Counsel and Secretary

Information Regarding Ownership of Our Securities by Participants

None of the participants owns any of our common stock of record that they do not also own beneficially. The number of shares of our common stock held by our directors, director nominees and executive officers is set forth in this proxy statement under “Security Ownership of Certain Beneficial Owners and Management.”

Information Regarding Transactions in Our Securities by Participants

The following table sets forth purchases and sales of shares of our securities by the participants listed below during the past two years. Unless otherwise indicated, all transactions were in the open market. None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Number of Shares of Common Stock, Options to Purchase Shares of Common Stock, Purchased or (Disposed of)	Notes
Michael W. Wise	May 5, 2009	8,000	Purchases of Common Stock at approximately $0.74

	June 4, 2009	6,000	Purchases of Common Stock between $0.46 and $0.47

	June 5, 2009	5,000	Purchases of Common Stock at $0.47

	June 8, 2009	5,000	Purchases of Common Stock at approximately $0.47

	June 24, 2009	5,000	Purchases of Common Stock between $0.43 and $0.45

	June 25, 2009	3,000	Purchases of Common Stock at approximately $0.48

	June 29, 2009	10,000	Purchases of Common Stock between $0.46 and $0.50

	July 16, 2009	2,000	Purchase of Common Stock at approximately $0.55

Name	Date	Number of Shares of Common Stock, Options to Purchase Shares of Common Stock, Purchased or (Disposed of)	Notes
	July 17, 2009	51,000	Purchases of Common Stock between $0.30 and $0.36

	July 20, 2009	15,000	Purchases of Common Stock between $0.31 and $0.33

	July 22, 2009	10,000	Purchases of Common Stock between $0.31 and $0.35

	July 23, 2009	17,000	Purchases of Common Stock between $0.33 and $0.35

	July 24, 2009	13,000	Purchases of Common Stock between $0.35 and $0.40

	July 30, 2009	3,000	Purchases of Common Stock at $0.40

	August 3, 2009	2,000	Purchases of Common Stock at $0.39

	August 4, 2009	5,000	Purchases of Common Stock between $0.35 and $0.38

	August 5, 2009	6,000	Purchases of Common Stock at $0.37

	August 6, 2009	4,000	Purchase of Common Stock at $0.40

	August 7, 2009	8,000	Purchases of Common Stock between $0.37 and $0.41

	August 10, 2009	7,000	Purchases of Common Stock between $0.36 and $0.39

	August 12, 2009	15,000	Purchases of Common Stock between $0.36 and $0.38

	August 13, 2009	10,000	Purchases of Common Stock between $0.37 and $0.39

	August 18, 2009	2,000	Purchases of Common Stock between $0.35 and $0.40

	August 20, 2009	3,000	Purchases of Common Stock at $0.38

	August 21, 2009	14,000	Purchases of Common Stock at approximately $0.42

	August 24, 2009	6,000	Purchases of Common Stock between $0.55 and $0.57

	August 25, 2009	5,000	Purchases of Common Stock between $0.77 and $0.79

	September 3, 2009	2,802	Purchases of Common Stock between $0.55 and $0.59

	September 4, 2009	5,000	Purchases of Common Stock between $0.69 and $0.75

	September 8, 2009	3,000	Purchases of Common Stock between $0.72 and $0.74

Name	Date	Number of Shares of Common Stock, Options to Purchase Shares of Common Stock, Purchased or (Disposed of)	Notes
	September 11, 2009	4,000	Purchases of Common Stock at approximately $0.68

	September 16, 2009	16,000	Purchases of Common Stock at $0.64

	September 17, 2009	3,000	Purchases of Common Stock between $0.63 and $0.64

	September 21, 2009	6,500	Purchases of Common Stock $0.72 and $0.79

	September 24, 2009	11,000	Purchases of Common Stock between $1.13 and $1.15

	November 4, 2009	15,252	Purchases of Common Stock at approximately $1.40

	November 12, 2009	19,700	Purchases of Common Stock between $1.44 and $1.68

	November 16, 2009	500	Purchase of Common Stock at $1.45

	November 16, 2009	10,398	Purchases of Common Stock at approximately $1.47

	November 17, 2009	4,400	Purchases of Common Stock at $1.47

	November 18, 2009	4,000	Purchases of Common Stock at $1.45

	November 19, 2009	2,000	Purchases of Common Stock between $1.44 and $1.50

	December 2, 2009	500	Purchases of Common Stock at $1.34

	December 4, 2009	700	Purchases of Common Stock at $1.37

	December 11, 2009	100	Purchase of Common Stock at $2.14

	February 22, 2010	3,200	Purchases of Common Stock between $3.34 and $3.35

	February 22, 2010	12,000	Purchases of Common Stock at approximately $3.32

	March 25, 2010	8,000	Purchases of Common Stock at approximately $2.61

	May 3, 2010	52,000	Purchases of Common Stock between $2.36 and $2.38

	May 14, 2010	20,000	Purchases of Common Stock at approximately $2.23

	June 28, 2010	5,000	Purchases of Common Stock between $2.36 and $2.45

	July 6, 2010	5,000	Purchase of Common Stock at $2.20

	July 8, 2010	5,000	Purchases of Common Stock at approximately $2.18

Name	Date	Number of Shares of Common Stock, Options to Purchase Shares of Common Stock, Purchased or (Disposed of)	Notes
	July 20, 2010	15,000	Purchases of Common Stock at approximately $1.97

	July 23, 2010	15,000	Purchases of Common Stock between $2.13 and $2.19

	July 26, 2010	2,000	Purchases of Common Stock between $2.06 and $2.21

	August 9, 2010	2,000	Purchases of Common Stock at approximately $2.27

	March 21, 2011	1,000	Purchase of Common Stock at approximately $1.74

Warner Dalhouse	January 12, 2010	120,000	Grant of Stock Option with exercise price of $4.43

	January 13, 2010	10,000	Purchase of Common Stock between $4.19 and $4.25

	April 1, 2010	1,720.18	Grant of Stock Units (right to acquire stock)

	July 1, 2010	3,240.74	Grant of Stock Units (right to acquire stock)

	October 1, 2010	3,403.14	Grant of Stock Units (right to acquire stock)
	January 3, 2011	2,647.06	Grant of Stock Units (right to acquire stock)

	April 1, 2011	3,571.43	Grant of Stock Units (right to acquire stock)
John B. Williamson, III	July 31, 2009	200	Purchase of Common Stock at $0.39

	December 3, 2009	2,300	Purchase of Common Stock at $1.38

	December 18, 2009	1,000	Purchase of Common Stock at $1.78

	December 21, 2009	780	Purchase of Common Stock at $1.75

	December 28, 2009	220	Purchase of Common Stock at $2.10

	January 12, 2010	120,000	Grant of Stock Option with exercise price of $4.43

	April 1, 2010	688	Grant of Stock Units (right to acquire stock)

	July 1, 2010	2,662.03	Grant of Stock Units (right to acquire stock)

	October 1, 2010	3,795.81	Grant of Stock Units (right to acquire stock)

	January 3, 2011	3,088.24	Grant of Stock Units (right to acquire stock)

Name	Date	Number of Shares of Common Stock, Options to Purchase Shares of Common Stock, Purchased or (Disposed of)	Notes
	April 1, 2011	3,928.51	Grant of Stock Units (right to acquire stock)

Edward G. Murphy	July 1, 2009	8,490	Grant of Stock in lieu of Director Fees

	October 1, 2009	1,667	Grant of Stock in lieu of Director Fees

	January 4, 2010	1,136	Grant of Stock in lieu of Director Fees

	April 1, 2010	688	Grant of Stock in lieu of Director Fees

	May 14, 2010	120,000	Grant of Stock Option with exercise price of $2.32

	May 14, 2010	(120,000)	Transfer of Stock Option to Carilion Clinic

Jonathan M. Cool	January 12, 2010	120,000	Grant of Stock Option with exercise price of $4.43

	April 1, 2010	1,605	Grant of Stock in lieu of Director Fees

	May 10, 2010	25,531	Grant of Restricted Stock Units (right to acquire stock)

	July 1, 2010	2,778	Grant of Stock in lieu of Director Fees

	August 10, 2010	(12,771)	Forfeiture of unvested Restricted Stock Units

	October 1, 2010	2,618	Grant of Stock in lieu of Director Fees

	January 3, 2011	2,500	Grant of Stock in lieu of Director Fees

	April 1, 2011	2,619	Grant of Stock in lieu of Director Fees

	April 13, 2011	12,760	Settlement of Restricted Stock Units

Richard W. Roedel	May 12, 2009	120,000	Grant of Stock Option with exercise price of $0.82

	July 1, 2009	16,037.73	Grant of Stock Units (right to acquire stock)

	September 14, 2009	60,000	Grant of Stock Option with exercise price of $0.61

	October 1, 2009	2,916.67	Grant of Stock Units (right to acquire stock)

	January 4, 2010	2,613.63	Grant of Stock Units (right to acquire stock)

	January 12, 2010	60,000	Grant of Stock Option with exercise price of $4.43

	April 1, 2010	2,178.89	Grant of Stock Units (right to acquire stock)

	July 1, 2010	3,356.48	Grant of Stock Units (right to acquire stock)

Name	Date	Number of Shares of Common Stock, Options to Purchase Shares of Common Stock, Purchased or (Disposed of)	Notes
	October 1, 2010	2,094.24	Grant of Stock Units (right to acquire stock)

	January 3, 2011	1,470.59	Grant of Stock Units (right to acquire stock)

	April 1, 2011	2,500	Grant of Stock Units (right to acquire stock)

N. Leigh Anderson	July 1, 2009	15,801.88	Grant of Stock Units (right to acquire stock)

	October 1, 2009	2,569.44	Grant of Stock Units (right to acquire stock)

	January 4, 2010	2,329.54	Grant of Stock Units (right to acquire stock)

	January 20, 2010	126,667	Grant of Stock Option with exercise price of $3.45

	April 1, 2010	802.75	Grant of Stock Units (right to acquire stock)

	July 1, 2010	1,504.62	Grant of Stock Units (right to acquire stock)

	October 1, 2010	2,094.24	Grant of Stock Units (right to acquire stock)

	January 3, 2011	1,764.71	Grant of Stock Units (right to acquire stock)

	April 1, 2011	1,071.43	Grant of Stock Units (right to acquire stock)

Kent A. Murphy	May 20, 2010	113,047	Exercise of Stock Option with exercise price of $0.3892

Dale E. Messick	August 16, 2010	1,500	Purchase of Common Stock at $1.90

	August 17, 2010	1,000	Purchase of Common Stock at $1.90

	March 1, 2011	19,444	Grant of Restricted Stock

Scott A. Graeff	May 12, 2009	50,000	Grant of Stock Option with exercise price of $0.82

	August 16, 2010	1,900	Purchase of Common Stock at $1.85

	August 17, 2010	1.475	Purchase of Common Stock at $1.85

	August 18, 2010	1,625	Purchase of Common Stock at $1.85

	March 1, 2011	19,444	Grant of Restricted Stock

Talfourd H. Kemper, Jr.	December 7, 2010	35,000	Grant of Stock Option with exercise price of $1.82

Mark E. Froggatt, Ph.D.	May 12, 2009	45,000	Grant of Stock Option with exercise price of $0.82

Miscellaneous Information Concerning Participants

Except as described in this Appendix A or in this proxy statement, none of the participants nor any of their respective affiliates or associates, referred to together as the Participant Affiliates, (i) directly or indirectly beneficially owns any shares of our common stock or any securities of any subsidiary of ours or (ii) has had any relationship with us in any capacity other than as a stockholder, employee, officer or director. Furthermore, except as described in this proxy statement, neither any participant nor any Participant Affiliate is either a party to any transaction or series of transactions since January 1, 2009, or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which the Company was or is to be a party, (ii) in which the amount involved exceeds $120,000 and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest.

Except as described in this proxy statement, no participant or Participant Affiliate has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at our 2011 annual meeting of stockholders.

Except as described in this proxy statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by us or any of our affiliates or any future transactions to which we or any of our affiliates will or may be a party. Except as described this proxy statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate within the past year with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

WHITE PROXY CARD

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://www.ViewOurMaterial.com/luna.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Luna Innovations Incorporated Common Stock for the upcoming annual meeting of stockholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1. Vote by Telephone — Call toll-free in the U.S. or Canada at 1-888-693-8683, on a touch-tone telephone. If outside the U.S. or Canada, call +1-412-299-7666. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2. Vote on the Internet — Access http://www.cesvote.com and follow the simple instructions. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or by Internet 24 hours a day 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3. Vote by Mail — If you do not wish to vote by telephone or by Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Luna Innovations Incorporated, c/o Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230-3230.

To vote by mail, please detach along perforated line and mail in the envelope provided

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL NO. 1, “FOR” PROPOSAL NO. 2, AND “AGAINST” PROPOSAL NO. 3.

1. Election of Three (3) Class II Members of the Board of Directors to serve until the 2014 annual meeting of stockholders:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

See instructions below)

Nominees:

1. Michael W. Wise

2. Warner Dalhouse

3. John B. Williamson, III

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

2. Proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2011.

FOR AGAINST ABSTAIN

3. Shareholder proposal to amend the Company’s bylaws to fix the size of the Board at seven (7) members and remove the Board’s ability to change the size of the Board.

FOR AGAINST ABSTAIN

THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THE SHARES “FOR ALL NOMINEES” IN PROPOSAL NO. 1, “FOR” APPROVAL OF PROPOSAL NO. 2, AND “AGAINST” PROPOSAL NO. 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING. YOU WILL SAVE THE COMPANY EXPENSE AND TIME IF YOU DATE, SIGN AND RETURN THIS PROXY AS SOON AS POSSIBLE BEFORE MAY 24, 2011.

Dated:, 2011 Signature: Signature (if held jointly):

Title:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WHITE PROXY CARD

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF LUNA INNOVATIONS INCORPORATED FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 24, 2011

The undersigned hereby appoints Talfourd H. Kemper, Jr. and Dale E. Messick, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of Luna Innovations Incorporated Common Stock which the undersigned may be entitled to vote at the annual meeting of stockholders of Luna Innovations Incorporated to be held at the Roanoke Higher Education Center, Claude Moore Education Complex, 109 North Henry Street, Roanoke, Virginia 24016, on May 24, 2011, at 9:00 a.m. local time, and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters on the reverse side and in accordance with the accompanying instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the annual meeting of stockholders or any continuation, adjournment or postponement thereof.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)